UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary proxy statement ☒ Definitive proxy statement ☐ Definitive additional materials ☐ Soliciting material pursuant to §240-14a-12	☐ Confidential, For Use of the Commission Only (aspermitted by Rule 14a-6(e)(2))

VARIAN, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VARIAN, INC.

3120 Hansen Way

Palo Alto, California 94304-1030

(650) 213-8000

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 31, 2008

Date, Time and Location

You are cordially invited to the Annual Meeting of Stockholders of Varian, Inc. to be held on Thursday, January 31, 2008, at 6:00 p.m. local time, at the Company’s principal executive offices at 3120 Hansen Way, Palo Alto, California.

Agenda

The agenda for the Annual Meeting is as follows:

•	To elect two Class III directors for three-year terms;

•	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2008; and

•	To approve the Company’s amended and restated Omnibus Stock Plan.

In addition, any other business that may be properly brought before the Annual Meeting and any adjournment of the Annual Meeting may be transacted.

Record Date

The record date for the Annual Meeting was December 10, 2007. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. A list of these stockholders will be available at the Company’s principal executive offices at 3120 Hansen Way, Palo Alto, California 94304-1030, for a period of at least ten days before the Annual Meeting.

Voting

It is important that you vote or grant your proxy to vote at the Annual Meeting. Therefore, whether or not you expect to attend the Annual Meeting, please vote by internet, by telephone or by completing, signing and dating the enclosed proxy and mailing it promptly in the accompanying return envelope. You may revoke your proxy at any time before it is voted, and you may vote in person at the Annual Meeting even if you have returned a proxy. These and other voting procedures are explained in the following Proxy Statement.

By Order of the Board of Directors

A. W. Homan Secretary

December 14, 2007

Palo Alto, California

Varian, Inc.

3120 Hansen Way

Palo Alto, California 94304-1030

(650) 213-8000

PROXY STATEMENT

INFORMATION REGARDING VOTING AND SOLICITATION OF PROXIES

General

This Proxy Statement is being furnished to you as a stockholder of Varian, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Annual Meeting of Stockholders, to be held on January 31, 2008, at 6:00 p.m. local time, at the Company’s principal executive offices at 3120 Hansen Way, Palo Alto, California, and any adjournment of that meeting (the “Annual Meeting”). The Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. You may grant your proxy by internet, by telephone or by signing, dating and returning the enclosed proxy in the accompanying pre-addressed, postage-paid return envelope.

There are three items on the agenda for the Annual Meeting: The first item is to elect two Class III directors to the Board of Directors. The second item is to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal year 2008. The third item is to approve the Company’s amended and restated Omnibus Stock Plan.

The Board of Directors does not know of any other matter to be brought before the Annual Meeting. If any other matter does properly come before the Annual Meeting, the Board intends that the persons named in the enclosed form of proxy will vote on such matter in accordance with their judgment.

This Proxy Statement and the accompanying form of proxy will be first sent on or about December 21, 2007 to stockholders entitled to vote at the Annual Meeting.

Voting

The Company’s common stock is the only type of voting security issued, and only holders of common stock are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote. Only stockholders of record at the close of business on December 10, 2007 are entitled to notice of and to vote at the Annual Meeting. As of that record date, there were 30,458,165 shares of the Company’s common stock outstanding.

The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s common stock is necessary to constitute a quorum permitting action to be taken at the Annual Meeting. Abstentions and broker non-votes are counted as present at the Annual Meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs when a bank, broker, nominee or other holder of record holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

The affirmative vote of a plurality of the shares of the Company’s common stock present or represented by proxy at the Annual Meeting is required to elect the Class III directors. This means that Garry W. Rogerson and Elizabeth E. Tallett, the Board of Directors’ nominees to serve as the Class III directors, must receive the highest numbers of votes cast in order to be elected as the Class III directors. Therefore, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no effect on the election of the Class III directors.

The affirmative vote of a majority of the shares of the Company’s common stock present or represented by proxy at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2008. Abstentions will have the same effect as a negative vote on this proposal.

The affirmative vote of a majority of the shares of the Company’s common stock present or represented by proxy at the Annual Meeting is required to approve the amended and restated Omnibus Stock Plan. Abstentions will have the same effect as a negative vote on this proposal.

Your shares will be voted in accordance with your instructions set forth on the proxy that you return. If your proxy provides no instructions with respect to voting on the election of the Class III directors, voting on the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2008 or voting on approval of the amended and restated Omnibus Stock Plan, your proxy will be voted FOR the election of Garry W. Rogerson and Elizabeth E. Tallett as the Class III directors and FOR the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2008.

Under regulations of the New York Stock Exchange (“NYSE”), brokers who are NYSE member organizations are prohibited from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. The Omnibus Stock Plan that is the subject of Proposal Three is an equity compensation plan. Therefore, if your shares are held through a broker who is a NYSE member organization, those shares will be voted FOR approval of the amended and restated Omnibus Stock Plan only if you have provided specific voting instructions to your broker or you vote your shares in favor of that proposal.

Even if you return your proxy, you may revoke or change your proxy at any time prior to the Annual Meeting. You may do this prior to the Annual Meeting by sending to the Company’s Secretary (at the Company’s address set forth above) a written notice of revocation or a new proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The cost of soliciting proxies will be borne by the Company. Copies of solicitation materials will be furnished to banks, brokers, nominees and other fiduciaries and custodians to forward to beneficial owners of the Company’s common stock held in their names. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation materials. In addition to solicitations by mail, some of the Company’s directors, officers and other employees, without extra remuneration, might supplement this solicitation by letter, telephone or personal interview. The Company has retained The Altman Group, Inc., 1200 Wall Street West, 3rd Floor, Lyndhurst, New Jersey 07071, to assist with the solicitation of proxies from banks, brokers, nominees and other holders, for a fixed fee of $5,000 plus reasonable out-of-pocket expenses (not expected to exceed $1,000), which fees and expenses will be paid by the Company.

Stockholder Proposals and Nominations

Any stockholder who wishes to submit a proposal to be voted on or to nominate a person for election to the Board of Directors at the Company’s annual meeting of stockholders in 2009, and who wishes to have that proposal or nomination set forth in the proxy statement and form of proxy prepared by the Company for that meeting, must notify the Company’s Secretary (at the Company’s address set forth above) no later than August 23, 2008. Any such notice of a proposal or nomination must include certain information about the proposal or nominee and about the stockholder submitting the proposal or nomination, as required by the Company’s By-Laws, and must also meet the requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement or form of proxy.

Any stockholder who wishes to submit a proposal to be voted on or to nominate a person for election to the Board of Directors at the Company’s annual meeting of stockholders in 2009 and who is not seeking to have that proposal or nomination included in the proxy statement and form of proxy prepared by the Company for that meeting, must notify the Company’s Secretary (at the Company’s address set forth above) no earlier than September 18, 2008 and no later than October 18, 2008 (unless the date of the 2009 annual meeting is more than 30 days before or more than 60 days after January 31, 2009, in which case the notice of proposal must be received by the later of October 18, 2008 or the tenth day following the day the Company publicly announces the date of the 2009 annual meeting). The notice of a proposal or nomination must also include certain information about the proposal or nominee and about the stockholder submitting the proposal or nomination, as required by the Company’s By-Laws, and must also meet the requirements of applicable securities laws. Proposals or nominations not meeting these requirements will not be presented at the 2009 annual meeting.

For more information regarding stockholder proposals or nominations, you may request a copy of the By-Laws from the Company’s Secretary (at the Company’s address set forth above). The By-Laws are also posted at the Company’s website, www.varianinc.com (click on Investors, then on Corporate Governance).

Stockholder Communications with the Board

Any stockholder may communicate with the Board of Directors in writing through the Company’s Secretary (at the Company’s address set forth above), provided that the communication identifies the stockholder and the number and type of securities held by that stockholder. The Secretary reviews such stockholder communications, and forwards them to the Board of Directors unless the Secretary, in consultation with the Chief Executive Officer, determines that the communication is inappropriate for the Board’s consideration (for example, if it relates to a personal grievance or is unrelated to the Company’s business). The Secretary maintains a permanent written record of all such stockholder communications received by the Secretary. This process was unanimously approved by the Nominating and Governance Committee of the Board of Directors (which is comprised of all of the Board’s independent directors).

It is the Company’s policy that all members of the Board of Directors are encouraged to attend annual meetings of the Company’s stockholders. Five of the six members of the Board of Directors attended the last annual meeting of the Company’s stockholders.

PROPOSAL ONE — ELECTION OF DIRECTORS

Board Structure and Nominees

The Board of Directors consists of six members. Four of those directors are deemed “independent” under rules of the Nasdaq Stock Market; the other two directors are the Chairman of the Board (who served as our Chief Executive Officer from 1999 to 2003) and our Chief Executive Officer.

Pursuant to the Company’s Restated Certificate of Incorporation, the Board is divided into three classes. Each member of each class is elected for a three-year term and until his or her successor is duly elected and qualified, unless the director dies, resigns, retires, is disqualified or is removed from office.

The Class I directors are Richard U. De Schutter and Allen J. Lauer. Their terms of office will expire at the annual meeting of stockholders in 2009.

The Class II directors are John G. McDonald and Wayne R. Moon. Their terms of office will expire at the annual meeting of stockholders in 2010.

The Class III directors are Garry W. Rogerson and Elizabeth E. Tallett. Their terms of office will expire at the Annual Meeting.

The Board of Directors has nominated Garry W. Rogerson and Elizabeth E. Tallett for election as the Class III directors for terms expiring at the annual meeting of stockholders in 2011 and when their respective successors are elected and qualified. Mr. Rogerson and Ms. Tallett have each stated their willingness to serve if elected, and the Company does not contemplate that either of them will be unable to serve. However, in the event that either Mr. Rogerson or Ms. Tallett subsequently declines or becomes unable to serve, proxies will be voted for such substitute nominee or nominees as shall be designated by the proxy holders in their discretion.

Business Experience of Directors and Nominees

Richard U. De Schutter is the former Executive Chairman, President and Chief Executive Officer of DuPont Pharmaceutical Company, a position he held from 2000 to 2001. He is Chairman of the Board of Incyte Corporation and is also a director of Ecolab Inc. and Smith & Nephew plc. Mr. De Schutter has been a director of the Company since 2001. Age: 67

Allen J. Lauer is Chairman of the Company’s Board of Directors, a position he has held since 2002. He served as the Company’s Chief Executive Officer from 1999 to 2003. Mr. Lauer is also the non-executive Chairman of the Board of Intermec, Inc. and a director of Immunicon Corporation. He has been a director of the Company since 1999. Age: 70

John G. McDonald is the Stanford Investors Professor of Finance at Stanford University’s Graduate School of Business, where he has served on the faculty since 1968. He is also a director of iStar Financial, Inc., Plum Creek Timber Company, Inc., Scholastic Corporation and eight mutual funds managed by Capital Research & Management Co. Mr. McDonald has been a director of the Company since 1999. Age: 70

Wayne R. Moon is the former Chairman of the Board and Chief Executive Officer of Blue Shield of California (a health care company), a position he held from 1993 to 2000. He was Chairman of the Board of RelayHealth Corporation (a web-based health services company) from 2002 to 2006. Mr. Moon is also a director of IntegraMed America, Inc. He has been a director of the Company since 1999, and as Chairman of the Nominating and Governance Committee also serves as the Board’s lead independent director. Age: 67

Garry W. Rogerson is the Company’s President and Chief Executive Officer, positions he has held since 2002 and 2004, respectively. He served as the Company’s Chief Operating Officer from 2002 to 2004, and as Senior Vice President, Scientific Instruments from 2001 to 2002. Mr. Rogerson is the non-executive Chairman of the Board of Coherent, Inc. He has been a director of the Company since 2003. Age: 55

Elizabeth E. Tallett is a Principal of Hunter Partners, LLC (which provides management services to developing life science companies), a position she has held since 2002. She was Chief Executive Officer of Marshall Pharmaceuticals, Inc. (a specialty pharmaceutical company) from 2000 to 2003, and was President and Chief Executive Officer of Dioscor, Inc. (a biopharmaceutical company) from 1996 to 2003. Ms. Tallett is also a director of Coventry Health Care, Inc., Immunicon Corporation, IntegraMed America, Inc., Principal Financial Group and Varian Semiconductor Equipment Associates, Inc. She has been a director of the Company since 1999. Age: 58

Meetings and Committees of the Board

The Board of Directors held eight meetings during fiscal year 2007.

During fiscal year 2007, each director attended at least 75% of all meetings of the Board and committees of the Board of which the director was a member.

The Board of Directors has four standing committees: The Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Stock Committee. Each of these committees has a written charter approved by the Board of Directors. These charters, and the Company’s Corporate Governance Guidelines, are available at the Company’s website, www.varianinc.com (click on Investors, then on Corporate Governance).

Audit Committee.    The Audit Committee is comprised of directors De Schutter (Chairman), McDonald, Moon and Tallett, each of whom qualifies as an independent director and meets the other requirements to serve on the Audit Committee under rules of the Nasdaq Stock Market and SEC regulations. This Committee’s primary purpose is to oversee the Company’s accounting and financial reporting processes, the annual audits and quarterly reviews of the Company’s financial statements and the annual audits of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee held eight meetings during fiscal year 2007.

The Company’s Board of Directors has determined that Richard U. De Schutter, Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as that term is defined by applicable Securities and Exchange Commission regulations.

Compensation Committee.    The Compensation Committee is comprised of directors Tallett (Chairman), De Schutter, McDonald and Moon, each of whom qualifies as an independent director under rules of the Nasdaq Stock Market, as a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934 and as an outside director under Section 162(m) of the Internal Revenue Code. This Committee’s primary responsibilities are to consider and approve all compensation to be paid to and compensatory arrangements with the Company’s officers, and to administer the Company’s Omnibus Stock Plan, Management Incentive Plan, Employee Stock Purchase Plan and Supplemental Retirement Plan. The Compensation Committee held four meetings during fiscal year 2007.

Nominating and Governance Committee.    The Nominating and Governance Committee is comprised of directors Moon (Chairman), De Schutter, McDonald and Tallett, each of whom qualifies as an independent director under rules of the Nasdaq Stock Market. This Committee’s primary responsibilities are to (1) make recommendations to the Board of Directors regarding composition of the Board and committees of the Board, (2) identify individuals qualified to become Board members, and recommend to the Board qualified individuals to be nominated for election or appointed to the Board, (3) recommend to the Board the compensation of directors who are not Company officers, (4) develop a succession plan for the Company’s Chief Executive Officer, (5) develop and recommend to the Board a process for regular evaluations by the Board of its performance, and (6) establish corporate governance guidelines applicable to the Company. The Chairman of this Committee also serves as the Board’s lead independent director. The Nominating and Governance Committee held five meetings during fiscal year 2007.

This Committee regularly assesses the appropriateness of the size of the Board of Directors, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that a decision is made to increase the size of the Board or a vacancy is expected, the Committee considers potential candidates for director. Candidates may come to the attention of the Committee through current members of the Board, professional search firms, stockholders or others. Candidates are evaluated by the Committee, typically based on a review of available information and interviews of selected candidates by members of the Committee. The Committee typically engages in a series of internal discussions before making final recommendations to the Board.

In evaluating the suitability of individuals to recommend to the Board for nomination for election or appointment as directors, the Committee takes into account many factors, including (but not limited to): the independence requirements of the Nasdaq Stock Market and other governing and regulatory bodies; the individual’s understanding of finance and other disciplines relevant to the success of a publicly-traded company; the individual’s understanding of the Company’s businesses and technologies; and the individual’s professional experience. The Committee evaluates each prospective nominee in the context of the Board as a whole, with the objective of recommending nominees who, when considered with the other directors as a group, can best promote the success of the Company, represent stockholder interests and fulfill the Board’s legal and fiduciary responsibilities through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board and its committees.

In recommending to the Board individuals to be nominated for election or appointment as a director, the Committee will consider individuals recommended by stockholders. A stockholder may recommend an individual for the Committee’s consideration by submitting that person’s name and qualifications (along with the contact information for that individual, the consent of the individual to be considered, the identity of the stockholder and the number and type of securities held by the stockholder) to the Company’s Secretary (at the Company’s address set forth above). The Committee will evaluate individuals recommended by stockholders using the same factors and following the same process as used by the Committee in evaluating other individuals.

Stock Committee.    The Stock Committee is comprised of directors Rogerson (Chairman) and Lauer. This Committee approves, establishes the terms of and administers nonqualified stock options and restricted shares granted under the Company’s Omnibus Stock Plan and administers the Company’s Employee Stock Purchase Plan, in each case with respect to eligible participants who are not officers of the Company. The Stock Committee held four meetings during fiscal year 2007.

Director Compensation

Cash Compensation.    Each director (other than the Chairman of the Board) who is not a Company employee is paid an annual retainer fee of $40,000. Each non-employee director (other than the Chairman of the Board) is also paid $2,000 for each Board meeting attended and $1,500 for each committee meeting attended. The director who chairs the Audit Committee of the Board is paid an additional annual chair fee of $20,000, and the directors who chair the Compensation Committee and the Nominating and Governance Committee of the Board are each paid an additional annual chair fee of $10,000. The non-employee Chairman of the Board is paid an annual retainer fee of $120,000; he is not paid any other annual retainer, chair or meeting attendance fees.

Under the Company’s Omnibus Stock Plan, each director who is not a Company employee may elect to receive, in lieu of all or a portion of the cash retainer, chair or meeting fees described above, shares of the Company’s common stock or stock units based on the fair market value of the Company’s common stock on the date the fees would have been paid. Stock units vest upon termination of the director’s service on the Board of Directors (although the Board may adopt procedures permitting the issuance of such shares to be deferred by a director to a date following the termination of the director’s service), and are then satisfied by issuance of shares of the Company’s common stock.

Stock Options.    Under the Company’s Omnibus Stock Plan, each director who is not a Company employee, upon initial appointment or election to the Board, is granted a nonqualified stock option to acquire 10,000 shares of the Company’s common stock, and annually thereafter (for so long as he or she continues to serve as a non-employee director) is granted a nonqualified stock option to acquire 5,000 shares of the Company’s common stock. All such stock options are granted with an exercise price equal to the fair market value of the Company’s common stock on the grant date, are immediately vested and have a ten-year term.

Under the Plan, the non-employee director who is Chairman of the Board, upon initial appointment as Chairman, is granted a nonqualified stock option to acquire 50,000 shares of the Company’s common stock. While serving as Chairman, he or she does not receive the annual stock option to acquire 5,000 shares. The stock option for 50,000 shares is granted with an exercise price equal to the fair market value of the Company’s stock on the grant date, is immediately vested and has a ten-year term.

On November 8, 2007, the Board approved the following changes to stock options granted to non-employee directors, subject to stockholder approval of the amended and restated Omnibus Stock Plan (see Proposal Three beginning on page 11):

•

Instead of vesting immediately upon grant, the initial nonqualified stock option for 10,000 shares to a new non-employee director would vest in equal installments over three years, assuming continued service as a director;

•	Instead of being granted annually a stock option for 5,000 shares, non-employee directors would be granted annually a stock option for 4,000 shares;

•

Instead of receiving an initial nonqualified stock option for 50,000 shares, a new non-employee Chairman of the Board would receive an initial nonqualified stock option for 20,000 shares (which option would vest in equal installments over three years, assuming continued service as a director) and would continue to receive annually a stock option for 4,000 shares; and

•

The Board of Directors would have discretion to amend the Plan to reduce the amount of the stock options to be granted initially or annually to the non-employee directors or the non-employee Chairman of the Board.

Deferred Stock Units.    Under the Company’s Omnibus Stock Plan, each director who is not a Company employee, annually for so long as he or she continues to serve as a non-employee director, is also granted stock units with an initial value equal to $25,000 (rounded up to the nearest whole share), based on the fair market value of the Company’s common stock on the grant date. The stock units vest upon termination of the director’s service on the Board of Directors (although the Board may adopt procedures permitting the issuance of such shares to be deferred by a director to a date following the termination of the director’s service), and are then satisfied by issuance of shares of the Company’s common stock.

On November 8, 2007, the Board approved the following changes to stock units granted to non-employee directors, subject to stockholder approval of the amended and restated Omnibus Stock Plan:

•	Instead of receiving annual stock units with an initial value equal to $25,000, non-employee directors would receive annual stock units with an initial value equal to $45,000; and

•	The Board of Directors would have discretion to amend the Plan to reduce the amount of the stock units to be granted to non-employee directors.

Reimbursements.    Each director is reimbursed for all reasonable out-of-pocket expenses that such director and his or her spouse incurs attending Board meetings and functions.

The following table shows compensation of our non-employee directors for fiscal year 2007. Mr. Rogerson, because he is a Company employee, receives no compensation for his services as a director, and is therefore not shown in this table.

Director Compensation

Fiscal Year 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Allen J. Lauer	$120,000	$25,016	$87,580	$232,596
Richard U. De Schutter	$101,500	$25,016	$87,580	$214,096
John G. McDonald	$81,500	$25,016	$87,580	$194,096
Wayne R. Moon	$91,500	$25,016	$87,580	$204,096
Elizabeth E. Tallett	$91,500	$25,016	$87,580	$204,096

(1)

These amounts do not reflect compensation actually received. Rather, these amounts represent the aggregate expense recognized by the Company for financial statement reporting purposes in fiscal year 2007, in accordance with FAS 123(R), for deferred stock units and stock options granted in fiscal year 2007 under the Company’s Omnibus Stock Plan. The assumptions used to calculate the value of these stock units and stock options are set forth in Note 14 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2007, filed with the SEC on November 21, 2007.

Amounts reported in the column Stock Awards represent the expense recognized under FAS 123R (which is also the grant-date fair value) for 463 shares of deferred stock units that were granted on February 2, 2007, which stock units will vest and result in the issuance to the director of an equivalent number of shares of the Company’s common stock upon the director’s termination of service as a director. The full value of these stock units are recognized as expense in the year of grant because a director may resign as a director at any time and thus cause the stock units to then vest. The directors’ aggregate holdings of stock units (all of which were unvested) as of the end of fiscal year 2007 were as follows:

Allen J. Lauer	1,744 shares
Richard U. De Schutter	1,744 shares
John G. McDonald	1,744 shares
Wayne R. Moon	1,744 shares
Elizabeth E. Tallett	1,744 shares

Amounts reported in the column Option Awards represent the expense recognized under FAS 123R (which is also the grant-date fair value) for an option to purchase 5,000 shares of the Company’s common stock that was granted on February 2, 2007, which option has an exercise price of $54.03 per share (the fair market value per share on the date of grant), was fully vested on the date of grant and has a ten-year term. The full grant-date fair value of these stock options are recognized as expense in the year of grant because they are fully vested upon grant. The directors’ aggregate holdings of stock options (all of which were vested) as of the end of fiscal year 2007 were as follows:

Allen J. Lauer	25,000 shares
Richard U. De Schutter	40,000 shares
John G. McDonald	52,738 shares
Wayne R. Moon	40,000 shares
Elizabeth E. Tallett	52,738 shares

Director Stock Ownership Guideline

The Board has adopted a stock ownership guideline for directors (which is set forth in the Company’s Corporate Governance Guidelines). Under this guideline, each non-employee director should own shares of the Company’s common stock or stock units with an aggregate market value equal to three times his or her annual cash retainer. Current directors have until February 2009 (five years from when this guideline was first adopted) to reach this stock ownership position. New directors will have five years from their initial appointment or election as a director to reach this stock ownership position. All directors currently meet this stock ownership guideline.

The Board of Directors recommends that you vote FOR

the election of Mr. Rogerson and Ms. Tallett as the Class III directors.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company is asking stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal year 2008. The Board is requesting stockholder ratification of the appointment of PwC, which is not required by the Company’s By-Laws or otherwise, because the Board has decided that it is a good governance practice to do so. No determination has been made as to what action the Board of Directors or the Audit Committee would take if stockholders fail to ratify the appointment of PwC. Even if stockholders do ratify the appointment of PwC, the Audit Committee retains discretion to at any time appoint a different independent registered public accounting firm if the Committee concludes that doing so would be in the best interests of the Company’s stockholders.

PwC served as the Company’s independent registered public accounting firm for fiscal year 2007. A representative of PwC is expected to attend the Annual Meeting, will have an opportunity to make a statement if he so desires and will be available to respond to appropriate questions from stockholders.

Fees Paid to PwC

Provided below are amounts billed (both fees and out-of-pocket expense reimbursements) to the Company by PwC for professional services provided to the Company for fiscal years 2007 and 2006.

	Fiscal Year 2007	Fiscal Year 2006
Audit Fees	$2,155,031	$2,351,103
Audit-Related Fees	$185,018	$68,572
Tax Fees	$329,421	$434,484
All Other Fees	$31,100	$20,593

Total Fees	$2,700,570	$2,874,752

Audit Fees.    Consists of fees billed to the Company for professional services rendered by PwC for the audits of the Company’s annual financial statements and assessments relating to the effectiveness of the Company’s internal control over financial reporting, the reviews of the Company’s quarterly financial statements and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consists of fees billed to the Company for financial accounting and reporting services, acquisition-related services and license fees for proprietary PwC software products, in each case rendered or provided by PwC and that were reasonably related to the performance of audits or reviews of the Company’s financial statements but not included in the audit fees reported above.

Tax Fees.    Consists of fees billed to the Company for U.S. federal, state and local tax planning, advice and compliance services, international tax planning, advice and compliance services, transfer pricing services and tax audit and appeal services, in each case rendered by PwC.

All Other Fees.    Consists of fees billed to the Company for professional services rendered by PwC that are not included in the services reported above, which services related to governmental grant and subsidized loan program services.

Audit Committee Policies and Procedures on Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services.    The Audit Committee has adopted policies and procedures requiring that the Company obtain the Committee’s pre-approval of all audit, audit-related and permissible non-audit services to be provided by PwC as the Company’s independent registered public accounting firm. Pre-approval is generally granted on a fiscal year basis, is detailed as to the particular service or category of services to be provided and is granted after consideration of the estimated fees for each service or category of service. Actual fees and any changes to estimated fees for pre-approved services are reported to the Committee on a quarterly basis. All services provided by PwC in fiscal years 2007 and 2006 were pre-approved by the Committee pursuant to these policies and procedures.

The Board of Directors recommends that you vote FOR

the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

PROPOSAL THREE — APPROVAL OF AMENDED AND RESTATED OMNIBUS STOCK PLAN

Summary

The Company’s stockholders are being asked to approve an amended and restated Omnibus Stock Plan (the “Plan”). If approved, the Plan would:

•

Increase by 600,000 (from 250,000 to 850,000) the aggregate number of shares that may be granted or issued under the Plan as restricted stock, performance units, performance shares or stock units — referred to as “full-value” shares;

•	Eliminate the ability to automatically grant “reload options” under the Plan; and

•	Change the amounts and terms of stock options and stock units granted automatically to non-employee directors (and allow the Board of Directors to reduce those awards).

Stockholders are not being asked to increase the total number of shares of stock that may be issued under the Plan. Rather, stockholders are being asked to permit more of the shares already approved by stockholders to be issued as full-value shares. The Board of Directors is seeking to be able to grant more full-value shares so that it can continue to use the Plan to attract, retain, motivate and reward key employees. The Company’s most valuable asset is its employees. Stock-related awards are vital to the Company’s ability to attract and retain highly qualified employees in the competitive labor markets in which the Company competes. Stock-related awards are also crucial to the Company’s ability to motivate employees to achieve the Company’s goals and to reward them for increasing stockholder value.

Other than as described above, the Company is not proposing to amend the Plan in any material respect.

The Company’s executive officers and directors have an interest in this proposal because they are eligible to receive awards under the Plan.

Total Shares Available Under the Plan

The Plan as amended and restated would not increase the number of shares of common stock reserved for issuance under the Plan.

The Plan was first adopted effective as of the date of the Company’s spin-off from Varian Associates, Inc. (“VAI”) on April 2, 1999. In approving that spin-off, VAI’s stockholders also approved the initial Plan and reserved for awards thereunder of 4,200,000 shares plus however many shares were necessary for stock options required to be granted by the Company to (a) VAI employees and directors who became employees or directors of the Company as part of the spin-off, (b) VAI employees whose employment with VAI terminated as part of the spin-off transaction, and (c) VAI directors who did not become directors of the Company, in each case to replace options previously granted by VAI to those employees and directors to acquire VAI shares (“Replacement Options”). Those Replacement Options were required to have the same economic value as the VAI-granted stock options they replaced. As a result, Replacement Options to acquire 4,512,020 shares of the Company’s stock were required to be granted as a result of the spin-off.

On February 7, 2002, the Company’s stockholders approved an amendment of the Plan increasing by 1,000,000 the number of shares authorized for issuance under the Plan, thus increasing the number of shares authorized for issuance to 5,200,000 plus however many shares were necessary for Replacement Options.

On February 3, 2005, the Company’s stockholder approved another amendment of the Plan increasing by 5,000,000 the number of shares authorized for issuance under the Plan, thus increasing the number of shares authorized for issuance to 10,200,000 plus however many shares were necessary for Replacement Options.

As of September 28, 2007, 1,903,063 shares were subject to outstanding nonqualified stock options, restricted stock and stock units, and 4,497,985 shares were available for future awards.

Full-Value Shares Available Under the Plan

The existing Plan contains a limit on the aggregate number of full-value shares — restricted stock, performance units, performance shares and stock units — that may be granted under the Plan. That limit is 250,000 shares. The Plan as amended and restated would increase this limit by 600,000, to a new limit of 850,000 shares.

As of September 28, 2007, a total of 121,551 shares of restricted stock and stock units had been granted under the Plan. The Committee subsequently approved granting a total of 78,750 shares of restricted stock and performance shares. A total of 49,699 shares therefore remain available for future grants of restricted stock, stock units, performance shares and performance units.

The Board of Directors believes that the number of full-value shares available for issuance under the Plan is insufficient to serve the Plan’s purposes. It therefore believes that the Plan amendment increasing the limit on full-value shares is essential to the Company’s continued success and is in the best interests of the Company and its stockholders.

Other Proposed Changes

In addition to increasing the aggregate number of restricted stock, performance shares, performance units and stock units available for grant under the Plan from 250,000 to a total of 850,000 shares, the Board of Directors amended the Plan, subject to stockholder approval, to:

•	Eliminate the ability to automatically grant “reload options” under the Plan (no reload options have ever been issued under the Plan);

•	Change the amounts and terms of stock options and stock units granted automatically to non-employee directors (and allow the Board of Directors to reduce those awards); and

•	Specify that awards under the Plan be designed to comply with final regulations under Section 409A of the Internal Revenue Code, unless the Committee expressly determines otherwise.

Description of the Plan

The following paragraphs provide a summary of the principal features of the Plan and its operation. The following summary is qualified in its entirety by reference to the Plan document. The Plan document is attached as Exhibit A to this Proxy Statement.

Purpose of the Plan

The Plan is intended to promote the long-term success of the Company and increase stockholder value by attracting, retaining, motivating and rewarding highly-qualified employees, as well as non-employee directors. The Plan also is intended to closely align the interests of Plan participants with the interests of stockholders.

Administration of the Plan

The Committee administers the Plan. Members of the Committee must qualify as non-employee directors under Rule 16b-3 of the Securities Exchange Act of 1934 and as outside directors under Section 162(m) of the Internal Revenue Code (so that the Company can receive a federal tax deduction for certain compensation paid under the Plan).

Subject to the terms of the Plan, the Committee has sole discretion to select the employees who will receive awards, determine the terms and conditions of awards (for example, the exercise price and vesting schedule), and interpret the provisions of the Plan. The Board of Directors has, however, delegated authority to the Stock Committee of the Board (currently comprised of directors Lauer and Rogerson) to grant options and restricted stock to non-officer employees, subject to per individual and aggregate per year limitations.

If an award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares. Also, if the Company experiences a stock dividend, reorganization or other change in its capital structure, the Committee may adjust the number of shares available under the Plan, the formula for granting non-employee director options, the outstanding options and other awards, and the per person and plan limits on grants, as appropriate to reflect the stock dividend or other change. However, other than for these typical adjustments to reflect stock dividends and other corporate events, stockholder consent is required to re-price any outstanding stock options or to implement a program whereby previously-granted awards are surrendered or cancelled in exchange for awards (or cash) that have a lower exercise price or greater economic value.

Eligibility to Receive Awards

The Committee selects the employees who will be granted awards under the Plan. The actual number of individuals who will receive an award cannot be determined in advance because the Committee has discretion to select the participants. As of September 28, 2007, the Company had approximately 3,900 employees.

Non-employee directors are not eligible to receive discretionary grants under the Plan. Instead, they are automatically granted a pre-determined number of nonqualified stock options and stock units each year that they serve on the Board (although if approved by stockholders, the Plan would permit the Board to reduce these pre-determined numbers of stock options and stock units).

Types of Awards

The Committee is allowed to grant six types of awards under the Plan: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance shares, (5) performance units, and (6) stock units. To date, the Committee has granted nonqualified stock options, restricted stock, performance shares and stock units under the existing Plan. The Committee currently intends to continue granting only those types of awards, but believes that it must maintain flexibility to grant other types of equity compensation awards in order to compete successfully for talented employees and directors and given the changing regulatory environment for equity compensation awards.

Stock Options. A stock option is the right to acquire shares of the Company’s common stock at a fixed exercise price for a fixed period of time. Under the Plan, the Committee may grant nonqualified stock options and/or incentive stock options (which entitle employees, but not the Company, to more favorable tax treatment). Under the Plan, no one individual may be granted stock options covering more than 500,000 shares in any one fiscal year.

Under the terms of the Plan, the exercise price of each stock option is set by the Committee but cannot be less than 100% of the fair market value on the grant date of the Company’s stock. An exception is made for options that the Company grants in substitution for options held by employees of companies that the Company acquires (in which case the exercise price preserves the economic value of the employee’s cancelled stock option from his or her former employer).

An option cannot be exercised until it becomes vested. The Committee establishes the vesting schedule at the time the option is granted. Vesting generally requires continued employment by the participant for a period of time. Stock options expire after a maximum of ten years (potentially 13 years if the participant dies).

The exercise price of each option must be paid in full at the time of exercise. Payment may be made in cash or, if the Committee permits, in shares of the Company’s common stock that are already owned by the participant or by any other means that provides legal consideration for the shares and is consistent with the Plan’s purpose.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) are awards that give the participant the right to receive an amount equal to (1) the number of shares exercised, multiplied by (2) the amount by which the Company’s stock price exceeds the exercise price. The exercise price cannot be less than 100%

of the stock’s fair market value on the grant date. An SAR may be exercised only if it becomes vested based on the vesting schedule established by the Committee. SARs expire under the same rules that apply to options. Under the Plan, no one individual may be granted SARs covering more than 500,000 shares in any one fiscal year. No SARs have been granted under the Plan, and the Committee does not currently expect to grant any in the future.

Restricted Stock. Restricted stock awards are shares of common stock that vest based on a schedule established by the Committee (generally requiring continued employment by the participant for a period of time). Assuming the Plan is approved by stockholders, no more than 850,000 shares of restricted stock (and/or performance shares, performance units and/or stock units) may be granted under the Plan (to any one person or in total to all recipients). Previously, this limit was 250,000 shares.

Performance Shares. Performance share awards result in a delivery of shares to the participant if performance goals and/or other vesting criteria established by the Committee are achieved or satisfied. Assuming the Plan is approved by stockholders, no more than 850,000 shares of performance shares (and/or restricted stock, performance units and/or stock units) may be granted under the Plan (to any one person or in total to all recipients). Previously, this limit was 250,000 shares.

Performance Units and Stock Units. Performance shares, performance units and stock units result in a payment to the participant in cash or shares if the performance goals or other vesting criteria established by the Committee are achieved or satisfied. No performance units or stock units have been granted under the Plan (except for stock units granted automatically to non-employee directors), and the Committee does not currently expect to grant any to employees. In any event, no more than 850,000 shares of performance shares, performance units, stock units and/or restricted stock may be granted under the Plan (to any one person or in total to all recipients). Previously, this limit was 250,000 shares.

Non-Employee Director Stock Options and Stock Units. Under the Plan, non-employee directors will receive automatic and non-discretionary annual grants of nonqualified stock options and stock units. Non-employee directors are not eligible for any other awards under the Plan.

Each new non-employee director is granted a stock option for 10,000 shares on the date he or she first becomes a director. Thereafter, each non-employee director will be automatically granted an option for 4,000 shares on the first business day following each annual meeting of stockholders for so long as he or she continues to serve as a non-employee director. This annual grant was previously for 5,000 shares.

Under the Plan (if approved by stockholders), a non-employee director who serves as Chairman of the Board will be granted a stock option for 20,000 shares on the date that he or she becomes Chairman, and thereafter will be granted the same annual stock option for 4,000 shares that is granted to other non-employee directors. This initial grant to a non-employee Chairman of the Board was previously for 50,000 shares, which was in lieu of any subsequent annual stock option grant while serving as Chairman.

All stock options granted annually to non-employee directors are fully vested and exercisable upon grant. If the Plan is approved by stockholders, the initial grants for 10,000 shares to a new non-employee director and for 20,000 shares to a new non-employee Chairman of the Board will vest in equal installments over three years, assuming continued service as a director. Previously, these initial grants fully vested on the date of grant.

All of these stock options granted to non-employee directors generally expire no later than ten years after grant. However, an option may terminate even sooner if a director leaves the Board before the option’s normal expiration date. If the director leaves due to death, disability, resignation before completion of his or her Board term, or completion of his or her Board term, he or she will have three years following the date of such termination of service to exercise the option. If the director leaves the Board for any other reason, he or she will have one month to exercise the option. However, the option may not be exercised later than the original expiration date (except in the event of death, in which case an option may be exercised for up to three years from the date of death without regard to the original expiration date of the option). Under the current Plan, a stock option is only exercisable for one month following a director’s resignation prior to completion of his or her term and for three months following a director’s termination of service for any reason other than death, disability, resignation or retirement.

If the Plan is approved by stockholders, each non-employee director will also be granted stock units with an initial value equal to $45,000 (based on the fair market value of the Company’s common stock on the grant date) on the first business day following each annual meeting of stockholders for so long as he or she continues to serve as a non-employee director. Previously, the Plan provided for an initial value equal to $25,000. These stock units vest upon termination of the director’s service on the Board of Directors, and are then satisfied by issuance of shares of the Company’s common stock. The Board may adopt procedures permitting the issuance of such shares to be deferred by a director to a date following the termination of the director’s service.

Limited Transferability of Awards

Awards granted under the Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution.

Awards under the Plan

Except for the grants made automatically to non-employee directors, awards under the Plan are made at the discretion of the Committee. It is therefore not possible to determine the benefits that will be received by executive officers and other employees in fiscal year 2008 (or any other year) if the Plan is approved by stockholders. However, the table below sets forth the nonqualified stock options, restricted shares and performance shares granted to date in fiscal year 2008 by the Committee to executive officers and employees. Grants under the Plan to non-employee directors are made pursuant to automatic, non-discretionary provisions in the Plan, and it is therefore possible to determine the benefits that those directors are likely to receive under the Plan in fiscal year 2008. Accordingly, the table also shows the grants of nonqualified stock options that will be granted in fiscal year 2008 to non-employee directors under the automatic provision of the Plan (subject to stockholder approval).

Plan Benefits

Name and Position	Nonqualified Stock Options (#)(1)		Restricted Shares (#)(2)	Performance Shares (#)(3)	Stock Units (#)
Garry W. Rogerson President and Chief Executive Officer	45,000		15,000	15,000	0

G. Edward McClammy Senior Vice President, Chief Financial Officer and Treasurer	16,000		5,000	5,000	0

Martin O’Donoghue Senior Vice President, Scientific Instruments	25,000		5,000	5,000	0

Sergio Piras Senior Vice President, Vacuum Technologies	12,750		4,000	4,000	0

A. W. Homan Senior Vice President, General Counsel and Secretary	16,000		5,000	5,000	0

Executive Officers as a Group	122,250		36,250	36,500	0

Non-Employee Directors as a Group	20,000	(4)	Not eligible	Not eligible	Not determinable(5)

Non-Executive Officer Employees as a Group	133,300		6,000	0	0

(1)

Except in the case of the non-employee directors, these stock options were granted on December 7, 2007 with an exercise price equal to the per share closing price of the Company’s common stock on that grant date (which was $69.44), will become exercisable (assuming continued employment) in three equal installments over three years from the grant date, and will expire ten years from the grant date.

(2)

These restricted shares were granted on December 7, 2007 and will vest (assuming continued employment) in three equal installments over three years from the grant date. Based on the $69.44 per share closing price of the Company’s common stock on December 7, 2007, these restricted shares had the following fair market values on that date: Mr. Rogerson, $1,041,600; Mr. McClammy, $347,200; Mr. O’Donoghue, $347,200; Mr. Piras, $277,760; Mr. Homan, $347,200; and all executive officers as a group, $2,517,200.

(3)

Reflects the targeted number of performance shares that will vest after fiscal year 2010 if the targeted level of earnings per share is achieved in fiscal year 2010, assuming the executive officer is still actively employed by the Company on the date following fiscal year 2010 that the Committee determines the actual performance relative to that performance goal. Based on the $69.44 per share closing price of the Company’s common stock on December 7, 2007, these performance shares had the following fair market values on that date: Mr. Rogerson, $1,041,600; Mr. McClammy, $347,200; Mr. O’Donoghue, $347,200; Mr. Piras, $277,760; Mr. Homan, $347,200; and all executive officers as a group, $2,534,560.

(4)

Pursuant to the current Plan’s automatic, non-discretionary provision, each non-employee director was granted on February 2, 2007 an option to acquire 5,000 shares. Under the terms of the Plan as amended (if approved by stockholders), each non-employee director will receive an automatic, non-discretionary grant of an option to acquire 4,000 shares of the Company’s common stock on the first business day following the Annual Meeting.

(5)

Pursuant to the current Plan’s automatic, non-discretionary provision, each non-employee director was granted stock units with an initial value of $25,000 on February 2, 2007 (based on the fair market value of the Company’s common stock on that date). Under the terms of the Plan as amended (if approved by stockholders), each non-employee director will receive an automatic, non-discretionary grant of a stock units with an initial value equal to $45,000 (based on the fair market value of the Company’s common stock on the grant date), which grant will be made the first business day following the Annual Meeting. Therefore, the number of shares of stock units cannot be determined prior to that grant date.

Federal Tax Aspects

The following is a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options and Stock Appreciation Rights. No taxable income is reportable when a non-qualified stock option or a stock appreciation right is granted. Upon exercise, the recipient will have ordinary income equal to the fair market value of the shares on the exercise date minus the exercise price. Any additional gain or loss upon the disposition of the stock will be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the recipient exercises the option and then sells the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the recipient exercises the option and sells the shares before the end of the two- or one-year holding periods, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Restricted Stock, Performance Units, Performance Shares and Stock Units. A recipient of restricted stock, performance units or performance shares will not have taxable income upon grant, except that in the case of restricted stock only he or she may elect to be taxed at the time of grant. Instead, he or she will have ordinary income at the time of vesting or payment equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares.

Section 409A. Section 409A of the Internal Revenue Code imposes strict requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or after the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form of distribution after the compensation has been deferred. For certain individuals who are executive officers, in certain circumstances Section 409A may require that distributions commence no earlier than six months after such executive officer’s separation from service.

Some awards granted under the Plan may have a deferral feature that will cause them to be covered by Section 409A. If an award is covered by Section 409A but fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award as soon as the amounts are vested, even if this is prior to the recipient’s receipt of the vested amounts. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% income tax as well as interest penalties. Unless otherwise expressly determined by the Committee, any awards under the Plan that are covered by Section 409A will be intended to comply fully with the requirements of Section 409A.

Tax Effect for the Company. The Company generally will receive a tax deduction for any ordinary income recognized by a participant from an award under the Plan (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to the Chief Executive Officer and to each of the three other most highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1,000,000. However, the Company is able to preserve the deductibility of compensation over $1,000,000 if the conditions set forth in Section 162(m) are met. These conditions include stockholder approval of the Plan, setting limits on the number of awards that any individual may receive and, for awards other than options, establishing performance criteria that must be met before the award will vest or be paid. The Plan has been designed to permit the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

In granting an award, the Committee may provide that the award will be earned, or will vest, only upon the achievement of objectives for one or more of: earnings before interest and taxes (EBIT); earnings before interest, taxes and acquisition-related intangible amortization (EBITA); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings per share; net income; operating cash flow; return on assets; return on equity; return on sales; revenue; and stockholder return. Each of these performance measures is defined in the Plan. These are the same performance measures that the Committee may use under the Company’s Management Incentive Plan, as approved by stockholders at their annual meeting in February 2004.

Amendment and Termination of the Plan

The Board of Directors may amend or terminate the Plan at any time and for any reason.

Summary

The Board of Directors believes that approval of the amended and restated Plan is essential for the Company to compete for highly qualified employees in the competitive labor markets in which it operates. Stock-related awards constitute an important incentive for key employees and directors and help attract, retain, motivate and reward people whose skills and performance are critical to the Company’s success.

Required Approval

The Board of Directors adopted the Plan subject to approval of the Company’s stockholders. Approval of the Plan requires the affirmative vote of a majority of shares that are present in person or by proxy at the Annual Meeting. If stockholders approve the Plan, it will be implemented immediately. If stockholders do not approve the Plan, awards previously granted by the Company will remain valid and outstanding, and the Company will continue to use the prior version of the Plan.

The Board of Directors recommends that you vote FOR

approval of the amended and restated Varian, Inc. Omnibus Stock Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 28, 2007 regarding the shares of the Company’s common stock that may be issued upon the exercise of options, warrants and rights under the Company’s equity compensation plans, which are the Omnibus Stock Plan and the Employee Stock Purchase Plan.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders:
Omnibus Stock Plan	1,791,513		$38.24	4,497,985	(1)
Employee Stock Purchase Plan	0	(2)	—	267,282
Equity Compensation Plans Not Approved by Stockholders	N/A		N/A	N/A
Total	1,791,513		$38.24	4,765,267

(1)

Represents shares available for issuance pursuant to stock options, stock appreciation rights, restricted stock, performance unit or performance share awards and stock units. As of September 28, 2007, 127,485 shares in the aggregate were available for issuance pursuant to restricted stock, performance units, performance shares or stock units.

(2)

Does not include 19,747 shares issued to participants in the Employee Stock Purchase Plan on October 1, 2007 under the terms of that Plan. These shares are not reflected in the table because the amount of shares to be purchased on October 1, 2007 was not determinable as of September 28, 2007.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows certain information as of December 7, 2007 regarding beneficial ownership of the Company’s common stock by (a) each person who, to the Company’s knowledge, beneficially owned more than five percent of the outstanding shares of the Company’s common stock as of that date, (b) each of the executive officers named in the Summary Compensation Table on page 32, (c) each of the Company’s directors and director nominees, and (d) all executive officers, directors and director nominees as a group.

Name and Address (if applicable) of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares(2)
Barclays Global Investors U.K. Holdings Limited	2,583,234	(3)	8.48%
1 Churchill Place, Canary Wharf, London, England
The Goldman Sachs Group, Inc.	1,745,279	(4)	5.73%
85 Broad Street, New York, NY 10004
Harris Associates L.P.	1,649,400	(5)	5.41%
2 North LaSalle Street, Suite 500, Chicago, IL 60602-3790
Garry W. Rogerson	291,774	(6)	—
President and Chief Executive Officer, Director, Nominee
G. Edward McClammy	121,713	(7)	—
Senior Vice President, Chief Financial Officer and Treasurer
Martin O’Donoghue	91,443	(8)	—
Senior Vice President, Scientific Instruments
Sergio Piras	57,427	(9)	—
Senior Vice President, Vacuum Technologies
A. W. Homan	26,923	(10)	—
Senior Vice President, General Counsel and Secretary
Allen J. Lauer	117,434	(11)	—
Chairman of the Board
Richard U. De Schutter	53,744	(12)	—
Director
John G. McDonald	58,482	(13)	—
Director
Wayne R. Moon	46,351	(14)	—
Director
Elizabeth E. Tallett	55,582	(15)	—
Director, Nominee
All Executive Officers, Directors and Director Nominees as a Group	966,522	(16)	3.10%
(11 persons)

(1)

For purposes of this table, a person or group of persons is deemed to have beneficial ownership of shares of the Company’s common stock which such person or group has the right to acquire on or within 60 days after December 7, 2007. Unless otherwise indicated, to the Company’s knowledge the person named has sole voting and investment power, or shares voting and/or investment power with such person’s spouse, with respect to all shares beneficially owned by that person.

(2)

The percentage of outstanding shares is based on the 30,473,165 shares outstanding on December 7, 2007. However, for purposes of computing the percentage of outstanding shares of common stock beneficially owned by each person or group of persons, any shares which such person or group of persons has a right to acquire on or within 60 days of December 7, 2007 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage of beneficial ownership of any other person. The percentage of outstanding shares of the Company’s common stock is only reported to the extent it exceeds one percent of the shares of the Company’s common stock outstanding on December 7, 2007.

(3)

As of September 30, 2007, based on a Schedule 13F Holdings Report filed with the Securities and Exchange Commission on November 13, 2007 reporting defined investment discretion as to all of such shares, sole voting authority as to 2,361,722 of such shares, and no voting authority as to 221,512 of such shares.

(4)

As of September 30, 2007, based on a Schedule 13F Holdings Report filed with the Securities and Exchange Commission on November 13, 2007 reporting defined investment discretion as to 1,683,908 of such shares, sole voting authority as to 1,533,454 of such shares, shared voting authority as to 61,371 of such shares, and no voting authority as to 150,454 of such shares.

(5)

As of September 30, 2007, based on a Schedule 13F Holdings Report filed with the Securities and Exchange Commission on November 6, 2007 reporting sole investment discretion and shared voting authority as to all of such shares.

(6)

Includes (a) 37,666 shares of restricted stock granted under the Omnibus Stock Plan, (b) 227,000 shares which may be acquired on or within 60 days of December 7, 2007 by exercise of stock options granted under the Omnibus Stock Plan, and (c) 26,442 shares held in a trust of which Mr. Rogerson is co-trustee with his wife.

(7)

Includes (a) 12,800 shares of restricted stock granted under the Omnibus Stock Plan, (b) 95,667 shares which may be acquired on or within 60 days of December 7, 2007 by exercise of stock options granted under the Omnibus Stock Plan, and (c) 6,380 shares held in a trust of which Mr. McClammy is co-trustee with his wife.

(8)

Includes (a) 12,800 shares of restricted stock granted under the Omnibus Stock Plan, and (b) 72,000 shares which may be acquired on or within 60 days of December 7, 2007 by exercise of stock options granted under the Omnibus Stock Plan.

(9)

Includes (a) 10,066 shares of restricted stock granted under the Omnibus Stock Plan, and (b) 16,668 shares which may be acquired on or within 60 days of December 7, 2007 by exercise of stock options granted under the Omnibus Stock Plan.

(10)

Includes (a) 12,800 shares of restricted stock granted under the Omnibus Stock Plan, (b) 6,667 shares which may be acquired on or within 60 days of December 7, 2007 by exercise of a stock option granted under the Omnibus Stock Plan, and (c) 7,456 shares held in a trust of which Mr. Homan is co-trustee with his wife.

(11)

Includes (a) 25,000 shares which may be acquired on or within 60 days of December 7, 2007 by exercise of stock options granted under the Omnibus Stock Plan, (b) 1,744 shares that may be acquired on or within 60 days of December 7, 2007 pursuant to stock units granted under the Omnibus Stock Plan, and (c) 90,690 shares held in a trust of which Mr. Lauer is co-trustee with his wife.

(12)

Includes (a) 40,000 shares which may be acquired on or within 60 days of December 7, 2007 by exercise of stock options granted under the Omnibus Stock Plan, and (b) 1,744 shares that may be acquired on or within 60 days of December 7, 2007 pursuant to stock units granted under the Omnibus Stock Plan.

(13)

Includes (a) 52,738 shares which may be acquired on or within 60 days of December 7, 2007 by exercise of stock options granted under the Omnibus Stock Plan, (b) 1,744 shares that may be acquired on or within 60 days of December 7, 2007 pursuant to stock units granted under the Omnibus Stock Plan, and (c) 2,000 shares held in a trust of which Mr. McDonald is co-trustee with his wife.

(14)

Includes (a) 40,000 shares which may be acquired on or within 60 days of December 7, 2007 by exercise of stock options granted under the Omnibus Stock Plan, (b) 1,744 shares that may be acquired on or within 60 days of December 7, 2007 pursuant to stock units granted under the Omnibus Stock Plan, and (c) 4,607 shares held in a trust of which Mr. Moon is the sole trustee.

(15)

Includes (a) 50,000 shares which may be acquired on or within 60 days of December 7, 2007 by exercise of stock options granted under the Omnibus Stock Plan, and (b) 1,744 shares that may be acquired on or within 60 days of December 7, 2007 pursuant to stock units granted under the Omnibus Stock Plan.

(16)

Includes (a) 91,215 shares of restricted stock granted under the Omnibus Stock Plan, (b) 663,074 shares which may be acquired on or within 60 days of December 7, 2007 by exercise of stock options granted under the Omnibus Stock Plan, (c) 8,720 shares that may be acquired on or within 60 days of December 7, 2007 pursuant to stock units granted under the Omnibus Stock Plan, and (d) certain shares as to which voting and/or investment power is shared (see certain of the foregoing footnotes).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, file with the Securities and Exchange Commission reports of their beneficial ownership and changes in beneficial ownership of Company securities. Based solely on our review of the reports and written representations we have received from our directors and executive officers and the reports filed with the SEC by our ten-percent stockholders, we believe that during fiscal year 2007 all reports required to be filed by our directors, executive officers and ten-percent stockholders were timely filed, except as follows: Mr. Piras failed to timely file a Form 4 (Statement of Changes in Beneficial Ownership) reporting that on March 30, 2007 he rescinded a sale of 25 shares of our common stock that he had sold on February 26, 2007; and Mr. Piras failed to report a June 1, 2007 sale of 400 shares of our common stock on a Form 4 that he filed on June 4, 2007. The rescission, accomplished by a re-acquisition of 25 shares of our common stock, was subsequently reported on a Form 5 (Annual Statement of Beneficial Ownership), and the sale of 400 shares was subsequently reported on an amended Form 4, both of which were filed with the SEC on November 12, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we provide an explanation and analysis of the material elements of the compensation provided to our Chief Executive Officer and the four other executive officers named in the Summary Compensation Table on page 32 (referred to as the “named executive officers”). The purpose of this discussion is to provide the context for the specific compensation amounts and arrangements paid and provided to our named executive officers, as described in the tables and narratives following this discussion and analysis.

The Objective of Our Executive Compensation Programs

The principal objective of our executive compensation programs is to attract, retain, motivate and reward individuals with the executive experience and skills necessary for us to achieve our ultimate objective of increasing stockholder value. In order to do this, our executive compensation programs are designed to be competitive with our industry and geographic competitors for executive talent, and to provide near- and long-term financial incentives that reward executives when stockholder value increases, when important strategic objectives are achieved and/or when individual performance objectives are accomplished.

How We Determined Executive Compensation

The Compensation Committee Determines Executive Compensation.    The Compensation Committee of our Board of Directors (the “Committee”) makes all decisions on compensation to our named executive officers. Information about the Committee is provided on page 5 under the heading Meetings and Committees of the Board — Compensation Committee.

The Committee Utilizes a Compensation Consultant.    The Committee annually retains an executive compensation consultant to assist the Committee in making informed decisions on executive compensation. The compensation consultant engaged by the Committee for purposes of establishing fiscal year 2007 executive compensation was Frederic W. Cook & Co., Inc. (“FWC”). FWC was identified and engaged directly by the Committee, and has not provided any other services to the Company (although the Nominating and Governance Committee of our Board separately engaged FWC in 2007 to evaluate compensation paid to our non-employee directors).

FWC was engaged by the Committee to prepare an executive compensation study that would provide objective, third-party advice on both the reasonableness of our executive officer compensation levels compared to that of similarly situated companies and the appropriateness of our executive compensation programs in accomplishing the Committee’s objectives. FWC was also asked to provide specific recommendations for consideration by the Committee.

In conducting this compensation study for the Committee, FWC identified a “peer group” of companies for executive compensation comparison purposes. FWC selected companies that it considered to be major labor- and/or capital-market competitors, broadly similar in revenues and market-capitalization values, or similar in growth and performance potential to Varian. Our management was given an opportunity to provide input to FWC on the peer group companies, but FWC made the final determination on the composition of the peer group (which may change from year to year). The peer group companies identified and used by FWC for executive compensation comparison purposes were:

Affymetrix, Inc. Beckman Coulter, Inc. Cambrex Corporation Charles River Laboratories, Inc. Coherent, Inc. Cytyc Corporation Dionex Corporation FEI Company

Invitrogen Corporation

Mettler-Toledo International Inc.

Millipore Corporation

Molecular Devices Corporation

PerkinElmer, Inc.

Steris Corporation

Trimble Navigation Limited

Viasys Healthcare Inc.

Waters Corporation

In addition to using publicly-available compensation data on these peer group companies, FWC used data from a Radford survey covering technology companies and a Watson Wyatt survey covering the instruments and bio-medical equipment industries.

FWC’s written report to the Committee included a review of our existing executive compensation programs, practices, levels and arrangements, each named executive officer’s compensation relative to the comparative data, and our equity grant practices for all employees (not just for the named executive officers) relative to the comparative data. The report also included an analysis of the Company’s near- and long-term financial performance compared to the peer group companies. FWC’s report also provided recommendations on changes that might be made to our executive compensation programs generally, and to each named executive officer’s compensation. FWC provided its written report in advance of a Committee meeting, at which the lead FWC consultant presented an oral report and responded to questions from members of the Committee.

The CEO Makes Recommendations.    The lead FWC consultant met with our Chief Executive Officer, Chief Financial Officer and General Counsel during preparation of FWC’s report, to solicit input on our executive compensation programs. The CEO presented to the Committee his recommendations on executive compensation programs, objectives and levels for the named executive officers other than himself. He also provided his assessment of the performance of those named executive officers generally, and with specific reference to the operational objectives previously established by the Committee. The CFO reported to the Committee on the Company’s results, forecasts and budgets relative to financial metrics used by the Committee for executive compensation purposes, and reviewed with the Committee accounting and financial reporting implications of certain executive compensation programs. The General Counsel advised the Committee on governance and regulatory aspects of our executive compensation programs, and maintained Committee records as Secretary to the Committee.

The Committee Makes Compensation Decisions.    The Committee determined the structure of named executive officer compensation programs for fiscal year 2007 at the beginning of the year, after receiving FWC’s report and recommendations, receiving the CEO’s recommendations on compensation for the named executive officers other than himself, and deliberating in executive session (with the Chairman of the Board). After completion of fiscal year 2007, the Committee made its final determinations on the amounts of cash incentive compensation earned for the fiscal year 2007 and fiscal year 2005-2007 performance periods, after receiving the CFO’s report on the Company’s performance relative to the pre-determined financial objectives for those performance periods, and the CEO’s report and recommendations on the individual performance of the other named executive officers. The Committee’s deliberations and decisions on the CEO’s compensation occurred in executive sessions, attended by the Chairman of the Board and, for portions of those sessions, the lead FWC consultant.

Executive Compensation for Fiscal Year 2007

The six key elements of our executive compensation programs are: base salaries; annual cash bonuses; long-term incentive compensation (cash and equity-based); deferred compensation; perquisites and other personal benefits; and termination of employment arrangements.

Base Salaries.    Base salaries are intended to compensate our named executive officers for serving as the senior members of our management team, regardless of stockholder returns or Company performance relative to financial objectives. Salaries are also considered an important element of compensation necessary to retain the named executive officers in a competitive marketplace. To accomplish these objectives, the Committee reviews and sets base salaries annually, generally targeting the competitive median specific to each named executive officer’s position, which the Committee considers appropriate to accomplish the purposes of this element of executive compensation. FWC determined the competitive median of base salaries for 2007 using a composite of data from the peer group and the Radford and Watson Wyatt surveys discussed above.

In determining base salaries for calendar year 2007, the Committee made subjective assessments of each named executive officer’s position, experience, responsibilities, performance and work location, as well as internal equity. The Committee also took into account its decision at the same time to terminate programs under which the named executive officers were eligible for reimbursement (up to certain maximum amounts) of out-of-pocket costs for tax planning, tax return preparation and financial advisory services and for medical physical examinations. To partially compensate for the elimination of these programs, the Committee made a one-time adjustment to salaries for the named executive officers.

As a result of these considerations, the Committee set annual base salaries for our named executive officers that were at or somewhat above the median of FWC’s comparative data. The Committee expects that over time these base salaries will again approximate the median of salaries for comparable positions.

Annual Cash Bonuses.    Annual cash bonuses are intended principally to motivate executive officers to achieve pre-determined annual financial and operational improvement objectives set by the Committee to promote achievement of our business strategies and drive increases in stockholder value. Whether a named executive officer receives an annual cash bonus, and if so the amount of that bonus, depends on how well the Company and the executive officer perform relative to financial and individual objectives. The Committee believes that broader financial objectives are appropriate to ensure all of the named executive officers are working together toward those goals, and that individual operational objectives are appropriate to measure and reward different contributions of the executives toward achievement of those goals. These cash awards are made under our stockholder-approved Management Incentive Plan (“MIP”), and are described under the heading Grants of Plan-Based Awards beginning on page 34.

In determining the amount of the targeted annual cash bonus for each named executive officer, the Committee considered for each executive officer FWC’s comparative data for annual cash bonuses and total annual cash compensation (both targeted and actual). The Committee considered and compared against the 75th percentile of the comparative data for total annual cash compensation (base salary plus annual cash bonus) for comparable positions, although it did not necessarily target that 75th percentile. Rather, the Committee considered the position, experience, responsibilities and performance of each named executive officer, along with the FWC reference data. As a result, some named executive officers’ targeted annual cash compensation were below, and others were above, the 75th percentile for comparable positions.

Targeted annual cash bonuses are expressed as a percentage of annual base salary. For fiscal year 2007, the CEO’s targeted cash bonus was 100% of his base salary, and the other named executive officers’ targeted cash bonuses were 75% of their respective base salaries. The maximum cash bonus that could have been earned by the CEO was 200% of base salary, and the maximum cash bonus that could have been earned by the other named executive officers was 187.5% of base salary. The Committee established a higher target and maximum bonus opportunity for the CEO, relative to the other named executive officers, because of his position and responsibilities, as well as the comparative data supplied by FWC. The Committee determined to use the same bonus opportunities (as a percentage of base salary) for all other named executive officers because it felt that differences in their base salaries were sufficient to distinguish between their relative positions, experience and responsibilities.

Actual annual cash bonuses earned by each named executive officer depend on (1) the Company’s performance relative to pre-determined financial targets and (2) in the case of executive officers other than the CEO, the executive officer’s performance relative to pre-determined operational objectives, in each case as established by the Committee.

For fiscal year 2007, the Committee selected revenue, return on sales (“ROS”), and operating cash flow (as measured by dividing operating cash flow by net income) as the financial performance measures that would determine annual cash bonuses for the named executive officers. The Committee selected these measures to link bonuses to achievement of our business strategies, to establish appropriate checks and balances among our financial objectives, and to provide the strongest composite of indicators of our overall annual performance. The Committee specified items that would be included or excluded in calculating these metrics, in order to ensure the closest possible alignment with the reasons for selecting those measures. Revenue and ROS were each weighted at 45% and operating cash flow was weighted at 10%, reflecting the relative importance the Committee placed on these measures as drivers of the Company’s strategies and objectives.

The Committee set specific targets for the revenue, ROS and operating cash flow measures, as well the minimum levels required to earn any bonus and the levels that would earn a maximum bonus. The Committee determined these minimum, target and maximum levels of revenue, ROS and operating cash flow after considering comparable historical and budgeted revenue, ROS and operating cash flow as well as how targeted levels would translate into operating earnings and earnings per share. The Committee established targets that would require significant improvement from the prior year — through a combination of achieving the same “organic” growth rate in revenues, a significant improvement in operating profit margins and a consistent level of operating cash flow. The Committee felt that the targeted levels of revenue, ROS and operating cash flow should be achievable absent a change in overall economic conditions, and that achievement of the maximum levels of these metrics would be unlikely without extraordinary efforts and results.

For fiscal year 2007, the Committee determined that annual cash bonuses otherwise earned (based on Company and/or business segment performance relative to the financial metrics discussed above) by the named executive officers other than the CEO, could be increased or decreased by as much as 25% based on the Committee’s subjective determination of the extent to which those executive officers met pre-determined operational objectives. Those operational objectives related to improving the quality of the Company’s products and services, improving gross margins (including by improving teamwork within and between business segments and implementing plans to reduce the Company’s high cost structure in the U.S.), establishing plans to reduce the Company’s taxes in higher tax areas, and successfully completing our Sarbanes-Oxley Act Section 404 internal control assessment at lower costs than the previous years. The CEO’s annual cash bonus was not linked to these objectives because of the limitation on tax deductibility that would result for the Company under Section 162(m) of the Internal Revenue Code discussed below.

For fiscal year 2007, the achieved levels of revenue, ROS and operating cash flow significantly exceeded the Committee’s targets but were below levels required to earn the maximum bonuses. Under the Committee’s pre-determined formula based on those financial metrics, actual Company performance was 185% of the targeted level. However, based on the CEO’s assessment and report to the Committee on performance relative to the operational objectives set for the other named executive officers, the Committee reduced the annual cash bonus otherwise earned for some of those executive officers, and did not increase the annual cash bonuses otherwise earned by the other named executive officers.

Long-Term Incentive Compensation.    Long-term incentive compensation is an important element of our executive compensation program that we use primarily to motivate our named executive officers to increase stockholder value, and secondarily to retain executive officers. The Committee believes that long-term incentive compensation also encourages our executives to identify, pursue and invest in appropriate long-term strategies for increasing stockholder value. Our long-term incentives have been primarily in the form of stock option and restricted stock grants under our stockholder-approved Omnibus Stock Plan. The Committee has also established long-term cash incentives under our MIP.

In determining the total long-term incentive compensation targeted for each named executive officer, the Committee considered for each the 75th percentile of FWC’s comparative data for total long-term incentive compensation and total targeted compensation (annual cash compensation plus total long-term incentive compensation), although the Committee did not necessarily target the 75th percentile. Rather, the Committee considered the position, experience, responsibilities and performance of each named executive officer, along with FWC’s reference data. As a result, targeted total long-term incentive compensation for some named executive officers was below, and for others was above, the 75th percentile for comparable positions.

Stock Options. We use stock options to link executive officer compensation directly to increases in the price of our common stock, which reflects increased stockholder value. All stock options to named executive officers are granted with an exercise price equal to or greater than the market price of our stock on the grant date, and vest over three years. Stock options therefore compensate our named executive officers only if our stock price increases after the date of grant and the executive officer remains employed for the periods required for the stock option to become exercisable. The Committee thus considers stock options a particularly effective incentive and retention tool because it motivates our executive officers to increase stockholder value and remain with the Company.

We are sensitive to the dilutive impact and accounting expense of stock options. Therefore, in determining the number of stock options to grant to the named executive officers, the Committee considered various stock dilution analyses, assessed share usage and equity compensation practices of FWC’s peer group companies, estimated accounting expenses, and considered alternative forms of equity-based incentive compensation (such as restricted stock). The Committee also assessed the named executive officers’ individual and collective equity ownership in our stock (including stock options) relative to the peer group data. After these considerations, in fiscal year 2007 the Committee granted our named executive officers stock options to acquire an aggregate of 147,000 shares, or less than 0.5% of our total shares outstanding.

The Committee determined the size of each named executive officer’s stock option after considering other long-term incentive compensation to be utilized (such as restricted stock), the executive officer’s relative position, experience, responsibilities and performance, and FWC’s comparative data for total long-term incentive compensation and total targeted compensation (targeted annual cash plus targeted long-term compensation).

Restricted Stock. We use restricted stock to link executive officer compensation directly to the price of our common stock, but we use it primarily as a retention tool. Restricted stock generally requires continued employment for three years in order to vest fully; the executive earns greater compensation if our stock price increases, but is assured of some level of compensation even if our stock price declines. Therefore, unlike stock options, restricted stock provides some level of compensation, and thus encourages executive officers to remain with the Company, during economic or market cycles when our stock price might decline.

As with stock options, we are sensitive to the dilutive impact and the accounting expense of restricted stock. Therefore, in determining the number of shares of restricted stock to grant to the named executive officers, the Committee considered the current value of our common stock, various stock dilution analyses, share usage and equity compensation practices of FWC’s peer group companies, and alternative forms of equity-based incentive compensation (such as stock options). The Committee also assessed our named executive officers’ individual and collective equity ownership in our stock relative to the peer group data. After these considerations, in fiscal year 2007 the Committee granted our named executive officers an aggregate of 39,200 shares of restricted stock, or approximately 0.1% of our total shares outstanding.

The Committee determined the size of each named executive officer’s restricted stock grant after considering other long-term incentive compensation to be utilized (such as stock options), the executive officer’s relative position, experience, responsibilities and performance, and the FWC’s comparative data for total long-term incentive compensation and total targeted compensation (targeted annual cash plus targeted long-term compensation).

Long-Term Cash Bonuses. In fiscal year 2005, the Committee implemented a long-term cash bonus program under our MIP. This program was designed to motivate our named executive officers to achieve long-term financial objectives consistent with our longer-term business strategies, and to serve as a retention tool. At the time, the Committee had determined that executive officers’ total cash compensation was somewhat low relative to the market data it examined, and decided that a long-term cash bonus program would best address this deficiency.

Our long-term cash incentive program is comprised of three overlapping multi-year performance periods, for fiscal years 2005-2007, 2006-2008 and 2007-2009. The Committee recently determined to replace this long-term cash bonus program with a new performance share award program that will apply for the performance period of fiscal years 2008-2010, as discussed below.

In determining the targeted long-term cash bonus for each named executive officer for each performance period (covering the fiscal years 2005-2007, 2006-2008 and 2007-2009), the Committee considered FWC’s comparative data for total targeted long-term incentive compensation for each executive officer.

Targeted long-term cash bonuses are expressed as a percentage of annual base salary as of the end of the first year of the performance period. The CEO’s targeted cash bonus is 100% of his base salary, and the other named executive officers’ targeted cash bonuses are 60% of their respective base salaries. The maximum long-term cash bonuses are twice the targeted bonus. The Committee established a higher target and maximum bonus opportunity for the CEO, relative to the other named executive officers, because of his position, experience and responsibilities, as well as FWC’s comparative data. The Committee determined to use the same bonus opportunities (as a percentage of base salary) for all other named executive officers because it felt that differences in their base salaries were sufficient to distinguish between their relative positions, experience and responsibilities.

Actual long-term cash bonuses earned by each named executive officer depend on the Company’s performance relative to pre-determined financial targets established by the Committee. For the fiscal years 2005-2007 performance period, the Committee selected revenue and ROS as the financial performance measures. The Committee selected these measures to link bonuses to achievement of our business strategies, to establish appropriate checks and balances between our financial objectives, and to provide the strongest composite of indicators of our overall long-term performance. Revenue and ROS were weighted at 50% each, reflecting the equal importance the Committee placed on these measures of our long-term performance.

The Committee set revenue and ROS targets, as well the minimum level of each required to earn any bonus and the level of each that would earn a maximum bonus. The Committee determined these minimum, target and maximum levels of revenue and ROS after considering comparable historical and budgeted revenue and ROS.

For the fiscal years 2005-2007 performance period, the Company achieved levels of revenue and ROS that were above the minimum but lower than the target levels established by the Committee. Under the Committee’s pre-determined formula based on those financial metrics, actual performance was 56% of the targeted level.

In fiscal year 2007, the Committee established a new (and final) three-year performance period covering fiscal years 2007-2009 under this long-term cash incentive program. For this performance period, cash bonuses may be paid to our named executive officers after fiscal year 2009 based on the Company’s performance over the three-year period relative to pre-determined objectives for stockholder return relative to the S&P Mid-Cap 400 Index (weighted 75%) and relative to an absolute stockholder return target (weighted 25%). The Committee selected these measures of stockholder return for the 2007-2009 performance period because it determined to link long-term cash bonuses more directly to stockholder return. The Committee selected a mix of relative and absolute measures of stockholder return in order to reward and retain executives who achieve a certain relative stockholder return (even in a negative economic cycle) and a targeted level of absolute stockholder return.

The Committee determined the relative and absolute return targets after considering our actual historical stockholder return as well as our stockholder return relative to the S&P Mid-Cap 400 Index. The Committee established targets under these relative and absolute measures of stockholder return that would require the Company to moderately improve its relative stockholder return (within the S&P Mid-Cap 400 Index) and generally maintain its absolute stockholder return in order for the named executive officers to receive their targeted long-term cash bonuses.

Performance Shares. The Committee recently decided to replace our long-term cash incentive program with a long-term performance share program for the performance period covering fiscal years 2008-2010. Under this program, vested shares of our common stock could be granted after fiscal year 2010 to our named executive officers depending on the Company’s performance relative to pre-determined earnings per share (“EPS”) targets. The Committee determined that EPS is an appropriate long-term performance measure in light of the emphasis our investors and the financial community place on this measure, due to its correlation to stock price. The Committee also determined to pay any earned awards in stock rather than cash because of the additional incentive and compensation that delivery of shares would provide if stockholder value increases with achievement of a higher EPS.

Deferred Compensation.    Executive officers (other than Mr. Piras, who cannot participate because he is a resident of Italy) are eligible to participate in our tax-qualified (401(k)) Retirement Plan on the same terms as all other U.S. employees. However, because it is tax-qualified, the plan is subject to certain

Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts. These limitations apply to our more highly-compensated employees (including the named executive officers).

In order to compensate these more highly-compensated employees for retirement contributions that they are not able to make to their 401(k) plan accounts, the Committee established a Supplemental Retirement Plan (“SRP”) under which these employees may make elective deferrals of certain compensation and will receive unfunded Company contributions equivalent to what they would have received in their 401(k) plan account were it not for the Internal Revenue Code limitations on deferrals and Company contributions to their 401(k) accounts.

Account balances (individual deferrals plus Company contributions) are credited quarterly with imputed interest at a rate determined by the Committee. That rate is currently set at 120% of the long-term applicable federal rate, compounded quarterly. The Committee determined that this rate is an appropriate market-based rate that also takes into account the inability of participants in the SRP to select how to invest their deferrals and Company contributions (as they may with their 401(k) plan accounts).

FWC reviewed the SRP and assessed it to be comparable to what is generally offered within the peer group used by FWC for comparative purposes. The Committee considers the SRP to be a reasonable and appropriate program because it allows the named executive officers to accumulate retirement benefits at a rate, relative to their overall income, that is comparable to the rate that other employees are able to accumulate retirement benefits, and promotes executive officer retention by offering a deferred compensation and supplemental retirement plan that is comparable to and competitive with what is offered by other companies in FWC’s peer group of companies.

As a senior executive of our wholly-owned subsidiary in Italy, Mr. Piras is covered under a national labor agreement (“CCNL”) for “Industrial Dirigenti” (industry executives) in Italy. Under this union agreement, Mr. Piras and the Company contribute to, and Mr. Piras is eligible to receive supplemental retirement benefits under, a defined contribution plan (Previndai). In addition, the Company is required under Italian law to accrue and eventually pay to Mr. Piras a lump-sum amount (TFR) when his employment terminates (regardless of the reason for that termination). These benefits are described under the heading Nonqualified Deferred Compensation beginning on page 38 and under the heading Potential Payments Upon Termination of Employment beginning on page 40.

Perquisites and Other Personal Benefits.    Our named executive officers are provided with an automobile that is leased or purchased by the Company (and replaced every three years or 60,000 miles, whichever occurs first). There is a “cap” on the Company-paid portion of the purchase price for the car. That “cap” is currently $79,000 for the CEO, €61,000 for Mr. Piras and $60,000 for the other named executive officers. The Company provides insurance coverage for use of the car, reimburses executive officers for all gas and maintenance costs on the car, and for taxes (by way of “gross up”) on income imputed to them for their personal use of the car.

The individual “caps” were established by the Committee after considering the type of cars that those amounts would allow the executive to select, and those “caps” vary because the Committee determined that they should take into account the executive officer’s relative position and responsibilities (and, in the case of Mr. Piras, the relative cost in local currency of a comparable vehicle in Italy).

For our named executive officers who frequently drive on business (for example between our two facilities in Northern California), use of a Company-provided car serves a business purpose. Executive officers’ use of a Company-provided car is otherwise a perquisite that the Committee has determined is reasonable and consistent with FWC’s comparative data, and reasonable in the context of the overall compensation levels of our named executive officers.

As explained above (in discussing base salaries), the Committee eliminated in 2006 a perquisite program under which our named executive officers were eligible for reimbursement (subject to annual limits) of out-of-pocket costs for tax planning, tax return preparation, financial advisory services and medical physical examinations.

Termination of Employment Arrangements.

In the Event the Company Terminates Employment. Other than Mr. Piras and except for certain circumstances relating to a change in control of the Company (both discussed below), none of our named executive officers have an employment agreement or termination of employment arrangement. Instead, those named executive officers are employed “at will”, which means that the Company may terminate their employment at any time with or without cause and without advance notice. Therefore, other than in the context of a change in control of the Company, those named executive officers may receive only the same severance benefit as would be provided to other salaried (“exempt”) U.S. employees, under a discretionary severance plan, if their employment is terminated by the Company as part of a “reduction in force”. That severance benefit is four weeks of base pay plus one week of base pay for each full year of service beyond four years.

Mr. Piras is entitled to certain employment protections and severance benefits under the CCNL (the national labor agreement described above) and Italian law. These protections and benefits are described under the heading Potential Payments Upon Termination of Employment beginning on page 40. Mr. Piras is provided with no more employment protections or severance benefits than are required under the CCNL or Italian law (except under his change in control agreement, which is discussed below).

Retirement, Death and Disability Arrangements. If a named executive officer retires (as defined pursuant to our retirement policies applicable to other employees in the same location), dies or becomes disabled, his or her outstanding incentive compensation will be treated as follows (which in each case is the same as for other employees participating in the same incentive compensation programs):

•

Any unvested stock options granted during or prior to fiscal year 2007 will vest in full, and any unvested stock options granted in fiscal year 2008 will vest in full if the retirement, death or disability occurs at least one year after the grant date (if not, only a pro rata portion of the unvested stock option will vest) — and such stock options will be exercisable for three years following the date of retirement or disability (unless the option term ends sooner) and for three years following the date of death regardless of the option term;

•

Any unvested restricted stock granted in fiscal year 2006 will terminate without vesting, any unvested restricted stock granted in fiscal year 2007 will vest in full, and any unvested restricted stock granted in fiscal year 2008 will vest in full if the retirement, death or disability occurs at least one year after the grant date (if not, only a pro rata portion of the unvested restricted stock will vest);

•

A pro rata amount of any annual cash bonus earned for the fiscal year in which the retirement, death or disability occurs (calculated on the basis of the actual results for that year, as determined by the Committee after the year) will be paid;

•

The full amount of any long-term cash bonus earned for any long-term performance period pending when the retirement, death or disability occurs (calculated on the basis of the actual results for that period, as determined by the Committee after the period) will be paid; and

•

Any unvested performance shares granted for the fiscal years 2008-2010 performance period will vest in full if the retirement, death or disability occurs at least one year after the grant date (if not, only a pro rata portion of the unvested performance shares will vest), calculated on the basis of actual results for that period, as determined by the Committee after the period.

The Committee considers these terms relating to retirement, death or disability to be reasonable and customary. Some of these terms were recently established by the Committee, based on FWC’s recommendations, in order to minimize the incentive for an executive officer or other key employee who is eligible for retirement to time their retirement at the end of the calendar year when incentive compensation vests or becomes payable, ensure that an executive officer or other key employee eligible for retirement does not receive the full benefit of incentive compensation unless he or she remains for at least one year, encourage executive officers and other key employees to remain with the Company long enough to become eligible for retirement, and provide additional death and disability benefits reflecting the executive officer’s incentive compensation (which compensation may not be fully addressed under our standard life and disability benefit programs). Only two of our named executive officers are currently eligible for retirement — Mr. Rogerson and Mr. Piras.

Change in Control Agreements.    We have entered into a change in control agreement with each of our named executive officers. These agreements provide certain severance benefits in the event of a change in control of the Company, such as a tender offer or merger resulting in the Company being acquired by another company, that results in the termination of the executive’s employment or a material change in his or her responsibilities, compensation or work location. The Committee and our Board of Directors believe that the prospect of such a change in control would likely result in our executive officers facing personal uncertainties and distractions from how a change in control might affect them. The Committee and our Board therefore determined to offer change in control agreements to our named executive officers that would allow them to focus solely on the best interests of our stockholders in the event of a possible, threatened or pending change in control, and encourage them to remain with the Company despite the possibility that a change in control might affect them adversely. These change in control agreements therefore serve as an important retention tool and ensure that personal uncertainties do not dilute our executive’s complete focus on promoting stockholder value.

The change in control agreements with our named executive officers accomplish this by providing for reasonable severance benefits in the event that a change in control of the Company occurs and within 18 months thereafter the executive officer’s employment is terminated without cause or the executive officer resigns due to a material change in responsibilities, compensation or work location. See page 41 (under the heading Change in Control Agreements) for more details on these change in control agreements.

FWC reviewed our change in control agreements as part of its overall executive compensation review, and provided the Committee with a competitive comparison and assessment. Based on this review, the Committee recommended and the Board approved amendments to these agreements so that they are no more or less competitive than what was indicated by FWC’s comparative data.

Other Compensation-Related Policies and Practices

Stock Ownership Guidelines.    The Committee adopted in February 2004 stock ownership guidelines for our named executive officers, in order to further align their personal interests with those of stockholders. Under these guidelines, our CEO is expected to hold shares of our stock (which include unvested restricted stock but not stock options) with a market value equal to three times his annual base salary. The other named executive officers are expected to hold shares of our stock with a market value equal to their respective annual base salaries. Our named executive officers have five years from when they first become subject to these guidelines to achieve these levels of stock ownership. The current value of stock holding of each of our named executive officers significantly exceeds their applicable stock ownership guideline.

Stock Option Approval and Grant Practices and Procedures.    Since we became a separate company in 1999, all stock options have been approved by one of two committees of our Board of Directors — the Compensation Committee for grants to executive officers, and the Stock Committee for grants to other employees. Grants by the Stock Committee (comprised of our CEO and our non-executive Chairman of the Board) are pursuant to specific delegations of authority from the Compensation Committee, which delegations include individual grant limits, aggregate grant limits and specification of grant terms.

Stock options approved by these Committees have always been subject to a requirement that they be granted not earlier than the date of approval and with an exercise price that is not less than the fair market value (as defined the Omnibus Stock Plan) on the date of grant. Prior to September 2006, the Compensation Committee on rare occasions, and the Stock Committee as a regular practice, approved grants by unanimous written consent of the Committee. These committees adopted new procedures in September 2006 whereby all stock option approvals are, except in rare and special circumstances, approved only in an actual meeting of the Committee, which meetings are held once each quarter. In those unusual circumstances where it is decided that an approval will be made by unanimous written consent, the approval will not be considered made until the final signed written consent is received by the Committee’s Secretary.

Although the Committee does not have a formal policy against approving or granting stock options during periods when the Committee or our management are in possession of material, non-public information (e.g., during our quarterly “black-outs” on trading in Company stock), as a matter of practice the regular meetings of the Compensation Committee and the Stock Committee at which they approve stock option grants are held after we have publicly announced our quarterly financial results.

Except in the case of a promoted or new executive officer, stock option grants to executive officers are approved and made annually at the same time that annual grants are made to other key employees, typically in November or December after the public announcement of our fourth fiscal quarter (full year) financial results.

Tax Considerations.    Section 162(m) of the Internal Revenue Code generally limits a company’s ability to deduct for tax purposes compensation in excess of $1,000,000 paid in any single tax year to the chief executive officer or any of the next three most highly compensated executive officers, unless that compensation is deemed to be performance-based in accordance with Section 162(m). Our Omnibus Stock Plan and Management Incentive Plan are designed and approved by stockholders so that incentive compensation may be performance-based in accordance with Section 162(m), and most of our incentive compensation programs for executive officers are structured to preserve tax deductibility under Section 162(m). However, the Committee considers it essential to structure a compensation program that will attract, retain, motivate and reward executives with the experience, skills and proven ability to maximize stockholder returns. Accordingly, the Committee considers the tax deductibility of executive officer compensation programs, but has chosen to approve certain compensation that has limited tax deductibility under Section 162(m) where such compensation serves the Committee’s compensation objectives.

In particular, the Committee has granted restricted stock that was not granted and will not vest based on pre-determined performance objectives meeting the requirements of Section 162(m). Therefore, for each named executive officer, the value of that restricted stock when it vests will count toward the $1,000,000 deductibility limit under Section 162(m). The Committee determined that restricted stock is nonetheless a valuable retention tool and important component of the overall compensation program for our named executive officers. The Committee also determined that it is appropriate to establish individual performance objectives for our named executive officers other than the CEO, and to subjectively assess performance relative to those objectives, for purposes of determining annual cash bonuses. This means that annual cash bonuses to these executive officers will count toward the $1,000,000 deductibility limit under Section 162(m).

These elements of compensation that are not qualified under Section 162(m) will only be non-deductible to the Company if, as to any particular named executive officer, the total amount of that compensation, when combined with that executive’s salary and imputed income for certain benefits, exceeds $1,000,000 in any given year.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on those reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Elizabeth E. Tallett (Chairman)	Richard U. De Schutter
John G. McDonald	Wayne R. Moon

(1)	The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material”, “filed” or incorporated by reference into any filing by the Company with the Securities and Exchange Commission, except to the extent that the Company specifically incorporates that information by reference into a document filed under the Securities Act of 1993 or the Exchange Act of 1934.

EXECUTIVE COMPENSATION INFORMATION

Provided below is certain information on compensation earned by the Company’s executive officer, principal financial officer and three other most highly compensated executive officers and on compensatory arrangements with those executive officers (our “named executive officers”) during fiscal year 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(5)	Total ($)
Garry W. Rogerson President and Chief Executive Officer	2007	$606,924	$1,069,669	$1,863,648	$1,443,650	—	(4)	$121,489	$5,105,380

G. Edward McClammy Senior Vice President, Chief Financial Officer and Treasurer	2007	$332,478	$195,013	$379,894	$570,204	—		$68,822	$1,546,411

Martin O’Donoghue Senior Vice President, Scientific Instruments	2007	$297,905	$166,765	$484,671	$481,073	—		$61,909	$1,492,323

Sergio Piras(6) Senior Vice President, Vacuum Technologies	2007	$314,669	$285,587	$344,511	$547,227	—		$120,857	$1,612,851

A. W. Homan Senior Vice President, General Counsel and Secretary	2007	$284,241	$166,765	$346,190	$486,760	—		$78,337	$1,362,293

(1)

Consists of restricted stock granted under our Omnibus Stock Plan. These amounts do not reflect compensation actually received. Rather, these amounts represent the aggregate expense recognized by the Company for financial statement reporting purposes in fiscal year 2007 in accordance with FAS 123(R) for restricted stock granted in fiscal years 2005, 2006 and 2007. The amounts shown for Mr. Rogerson and Mr. Piras reflect that they were eligible for retirement during fiscal year 2007 and the amount shown for Mr. McClammy reflects that he will become eligible for retirement in fiscal year 2009, which increased the amounts reported by $573,367, $150,714 and $28,312, respectively, since retirement would result in acceleration of all unvested restricted stock. The assumptions used to calculate the value of these restricted stock grants are set forth in Note 14 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2007, filed with the SEC on November 21, 2007.

(2)

Consists of nonqualified stock options granted under our Omnibus Stock Plan. These amounts do not reflect compensation actually received. Rather, these amounts represent the aggregate expense recognized by the Company for financial statement reporting purposes in fiscal year 2007 in accordance with FAS 123(R) (but disregarding for this table the estimate of forfeitures related to service-based vesting conditions), for stock options granted in fiscal years 2004, 2005, 2006 and 2007. The amounts shown for Mr. Rogerson and Mr. Piras reflect that they were eligible for retirement during fiscal year 2007 and the amount shown for Mr. McClammy reflects that he will become eligible for retirement in fiscal year 2009, which increased the amounts reported by $646,530, $181,875 and $32,626, respectively, since retirement would result in acceleration of all unvested options. The assumptions used to calculate the value of these stock options are set forth in Note 14 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2007, filed with the SEC on November 21, 2007.

(3)	Consists of the following cash bonuses paid under our Management Incentive Plan (the “MIP”) for the performance periods indicated:

Name	Performance Period
	Annual Fiscal Year 2007(a)	Long-Term Fiscal Years 2005-2007(b)
Garry W. Rogerson	$1,165,500	$278,150
G. Edward McClammy	$466,398	$103,806
Martin O’Donoghue	$394,290	$86,783
Sergio Piras	$436,525	$110,702
A. W. Homan	$399,977	$86,783

(a)	For an explanation of the material terms of this annual cash bonus under our MIP, see footnote (1) to the Grants of Plan-Based Awards table on page 34.
(b)

For an explanation of the material terms of this long-term cash bonus award under our MIP, see the explanation under the heading Long-Term Cash Bonuses in the Compensation Discussion and Analysis beginning on page 22.

(4)

Excludes the negative change of £1,200 (equal to $2,472, at an exchange rate of $2.06/£1.00), from the beginning of fiscal year 2007 to the end of that fiscal year, in the value of Mr. Rogerson’s pension entitlement under the Varian Limited Pension & Life Assurance Plan (further described under the heading Pension Benefits beginning on page 38).

(5)	Consists of the following amounts:

Name	Company- Matching Contributions to Tax- Qualified 401(k) Defined Contribution Plan(a)	Company Contributions to Nonqualified Defined Contribution Plans(b)	Aggregate Incremental Cost for Company- Leased Automobile(c)	Reimbursement of Taxes (“Gross-Up”) on Imputed Income for Personal Use of Company- Leased Automobile	Other(d)
Garry W. Rogerson	$13,385	$58,473	$34,175	$13,331	$2,125
G. Edward McClammy	$12,750	$23,260	$20,939	$11,873	—
Martin O’Donoghue	$12,935	$16,601	$20,737	$11,636	—
Sergio Piras	—	$54,765	$44,184	—	$21,908
A. W. Homan	$12,995	$16,801	$34,044	$14,497	—

(a)

The named executive officers (other than Mr. Piras, because he is not a U.S. resident) are eligible to participate in this plan and receive Company-matching contributions (subject to certain IRS limitations) on the same terms as other eligible U.S. employees.

(b)	Consists of certain amounts described and also reported under the heading Nonqualified Deferred Compensation beginning on page 38.
(c)

Consists of the Company’s total incremental cost of providing to the named executive officer a Company-leased or -purchased car (including reimbursement of all gas and maintenance costs), which the executive officer may use for both business and personal travel. To the extent the car is used for business travel, providing the car serves a business purpose and does not provide a personal benefit. However, because executive officers are not required to separately track their business and personal use of the car, the total incremental cost of providing the car is reported here as a personal benefit.

(d)

The amount reported for Mr. Rogerson consists of a reimbursement of out-of-pocket expenses incurred by him for personal tax planning, tax return preparation and/or financial advisory services in fiscal year 2007 (effective December 31, 2006, after these expenses were incurred by Mr. Rogerson, the Committee eliminated the program under which the named executive officers were eligible for reimbursement of such expenses). The amount reported for Mr. Piras consists of $13,210 in Company-paid premiums for supplemental medical, disability and life insurance, and $6,236 in supplemental per diem compensation for business travel, which amounts were incurred or paid because Mr. Piras is employed by our wholly-owned subsidiary and resides in Italy, and as senior executive in Italy is covered under a national labor agreement (“CCNL”) for “Industrial Dirigenti” (industry executives) in Italy that requires these compensatory arrangements.

(6)

Because Mr. Piras is employed by our wholly-owned subsidiary and resides in Italy, his compensation other than equity-based compensation is paid in Euros. The amounts reported in this table for Mr. Piras are converted from Euros to U.S. Dollars using an exchange rate on or about the payment dates for such amounts (which exchange rates ranged from $1.26/€1.00 to $1.48/€1.00).

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to our named executive officers during fiscal year 2007. Certain of the stock option and restricted stock awards shown in this table (those granted in fiscal year 2007) are also reported in the Outstanding Equity Awards at Fiscal Year-End table on page 36.

Grants of Plan-Based Awards

Fiscal Year 2007

Name	Grant Date	Period	Estimated Possible and Future Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)		Target ($)		Maximum ($)
Garry W. Rogerson	12/04/06	2007	$189,000		$630,000		$1,260,000		17,500	60,000	$45.04	$1,675,864
		2007-2009	$189,000		$630,000		$1,260,000

G. Edward McClammy	12/04/06	2007	$56,724		$252,107		$630,269		5,700	20,000	$45.04	$552,616
		2007-2009	$60,506		$201,686		$403,372

Martin O’Donoghue	12/04/06	2007	$51,886		$230,605		$576,513		5,700	30,000	$45.04	$700,560
		2007-2009	$55,345		$184,484		$368,968

Sergio Piras	12/04/06	2007	$57,268	(5)	$254,526	(5)	$636,314	(5)	4,600	17,000	$45.30	$456,892
		2007-2009	$61,085	(5)	$203,621	(5)	$407,240	(5)

A. W. Homan	12/04/06	2007	$48,646		$216,204		$540,510		5,700	20,000	$45.04	$552,616
		2007-2009	$51,889		$172,963		$345,926

(1)

For purposes of this table, a “non-equity incentive plan award” is a determination by the Compensation Committee of our Board of Directors (the “Committee”) that the named executive officer may participate in an annual and three-year cash bonus program under our Management Incentive Plan (the “MIP”) and be eligible to receive a cash payout if actual performance during the annual and/or three-year performance period exceeds pre-determined minimum performance levels. The awards reported in this table for the annual performance period of fiscal year 2007 and the three-year performance period comprised of fiscal years 2007 through 2009. The Committee established the terms for these awards at the beginning of fiscal year 2007.

In the case of the annual MIP award for the fiscal year 2007 performance period, each named executive officer was eligible to receive a cash bonus based upon the achievement of pre-determined targets for Company and/or business segment measures of revenue, return on sales (“ROS”) and operating cash flow (operating cash flow divided by net income, “Cash Flow”) for fiscal year 2007. For the executive officers other than Mr. Rogerson, the Committee also established individual operational objectives for fiscal year 2007 that could have resulted in a determination by the Committee to increase individual payouts otherwise earned (based on revenue, ROS and Cash Flow) by up to 25% (subject to the maximum award permitted under the Plan) or decrease individual payouts by up to 25%. The amounts shown in the Threshold column are those that would have been paid if the exact minimum or threshold levels of revenue, ROS and Cash Flow established by the Committee had been achieved, and assume that those amounts were then reduced by the maximum 25% for performance relative to the individual operational objectives; these amounts equal 30% of annual base salary in the case of Mr. Rogerson and approximately 17% of annual base salary in the case of the other named executive officers (in each case, annual base salary at the end of fiscal year 2007). The amounts shown in the Target column are those that would have been paid if the exact targeted levels of revenue, ROS and Cash Flow established by the Committee had been achieved, and assume that those amounts were not then adjusted for performance relative to the individual operational objectives; these amounts equal 100% of annual base salary in the case of Mr. Rogerson and 75% of annual base salary in the case of the other named executive officers. The amounts shown in the Maximum column are those that would have been paid if the maximum levels of revenue, ROS and Cash Flow established by the Committee had been achieved, and assume that those amounts were then increased by the maximum 25% for performance relative to the individual operational objectives; these amounts equal 200% of annual base salary in the case of Mr. Rogerson and 187.5% of annual base salary in the case of the other named executive officers. If the revenue, ROS and Cash Flow had not at least equaled the minimum (threshold) targeted levels, no payout would have been earned. Even if the maximum payout had otherwise been earned, the amount payable would have been reduced if the aggregate payouts under the MIP to all participants for fiscal year 2007 would have exceeded 8% (before incentive compensation) of the Company’s earnings before interest and taxes (“EBIT”) for fiscal year 2007; if this limit would have been exceeded, all annual MIP payouts would have been reduced on a pro-rata basis. In addition, regardless of actual performance relative to the pre-determined objectives and targets, the Committee retained discretion to reduce or eliminate any amount that otherwise would be payable. An otherwise earned and approved annual MIP payout would only have been made if the executive officer was employed on the payment date approved by the Committee. The amounts reported for the fiscal year 2007 MIP are “estimated future payouts” as they existed at the time the award was made; the actual cash payouts to each executive officer are reported in footnote (3) of the Summary Compensation Table on page 32.

In the case of the three-year MIP award for the fiscal years 2007-2009 performance period, each named executive officer is eligible to receive a cash bonus based upon the achievement of pre-determined targets for stockholder return over the three-year period from the beginning of fiscal year 2007 through the end of fiscal year 2009. The amounts shown in the Threshold column are those that would be paid if the exact minimum or threshold levels of stockholder return established by the Committee are achieved; these amounts equal 30% of annual base salary in the case of Mr. Rogerson and 18% of annual base salary in the case of the other named executive officers. The amounts shown in the Target column are those that would be paid if the exact targeted levels of stockholder established by the Committee are achieved; these amounts equal 100% of annual base salary in the case of Mr. Rogerson and 60% of annual base salary in the case of the other named executive officers. The amounts shown in the Maximum column are those that would be paid if the maximum levels of stockholder return established by the Committee are achieved; these amounts equal 200% of annual base salary in the case of Mr. Rogerson and 187.5% of annual base salary in the case of the other named executive officers. If the stockholder return does not at least equal the minimum (threshold) targeted levels, no payout will be earned. Even if the maximum payout is otherwise earned, the amount payable will be reduced if the aggregate payouts under the MIP to all participants for the fiscal years 2007-2009 performance period exceeds 8% (before incentive compensation) of the Company’s earnings before interest and taxes (“EBIT”) for fiscal year 2009; if this limit is exceeded, all MIP payouts for that performance period will be reduced on a pro-rata basis. In addition, regardless of actual performance relative to the pre-determined objectives and targets, the Committee retains discretion to reduce or eliminate any amount that otherwise would be payable. An otherwise earned and approved three-year MIP payout will only be made if the executive officer is employed on the date payment is otherwise approved by the Committee to be paid (except in the event of an executive officer’s death, disability or retirement during the performance period, in which case the full amount will be paid based on actual results at the same time that any payouts are made to other named executive officers). The amounts reported for the fiscal years 2007-2009 MIP are “estimated future payouts” calculated in accordance with SEC regulations; they are not a forecast of possible future performance of the Company.

(2)

Consists of restricted shares of the Company’s common stock granted under our Omnibus Stock Plan. These restricted shares were granted on December 4, 2006, and assuming continued employment will vest in three equal installments over three years from that date (except in the event of termination of employment due to death, disability or qualifying retirement, in which case all such shares will vest on the date that employment so terminates). Dividends, if any, are paid on such shares while subject to restrictions. Payment of taxes relating to these shares may, at the Company’s discretion, may be made by delivery of a portion of the shares.

(3)

Consists of shares of the Company’s common stock that may be acquired by exercise of nonqualified stock options granted under our Omnibus Stock Plan. These stock options were granted on December 4, 2006, and assuming continued employment will vest in three equal installments over three years from that date (except in the event of termination of employment due to death, disability or qualifying retirement, in which case all such shares will vest on the date that employment so terminates). These stock options have an exercise price equal to or greater than the closing market price of the Company’s common stock on the grant date and expire no later than ten years after the grant date (except in the event of death, in which case they expire three years after the date of death).   Payment of taxes due upon exercise and, at the discretion of the Compensation Committee of the Company’s Board of Directors, payment of the exercise price may be made by delivery of already-owned shares.

(4)

These amounts do not reflect compensation actually received. Rather, these amounts represent the grant-date fair value calculated in accordance with FAS 123(R). The assumptions used to calculate the value of these restricted stock and stock option grants are set forth in Note 14 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2007, filed with the SEC on November 21, 2007.

(5)	These amounts reported for Mr. Piras are converted from Euros to U.S. Dollars using an exchange rate on the last day of fiscal year 2007, which exchange rate was $1.41/ €1.00.

OUTSTANDING EQUITY AWARDS

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal year 2007 (which ended on September 28, 2007). Certain of the stock option and restricted stock awards shown in this table (those granted in fiscal year 2007) are also reported in the Grants of Plan-Based Awards table on page 34.

Outstanding Equity Awards at Fiscal Year-End

Fiscal Year 2007

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Garry W. Rogerson	23,000	(2)	0	$31.66	11/05/2012	10,500	(9)	$667,905
	100,000	(3)	0	$38.14	11/10/2013	11,000	(10)	$699,710
	38,667	(4)	21,333	$36.18	11/11/2011	17,500	(11)	$1,113,175
	30,000	(5)	60,000	$42.51	11/10/2012
	0	(6)	60,000	$45.04	12/04/2016

G. Edward McClammy	21,000	(7)	0	$34.56	12/01/2010	3,350	(9)	$213,094
	30,000	(2)	0	$31.66	11/05/2012	4,000	(10)	$254,440
	30,000	(3)	0	$38.14	11/10/2013	5,700	(11)	$362,577
	16,667	(4)	8,333	$36.18	11/11/2011
	10,000	(5)	20,000	$42.51	11/10/2012
	0	(6)	20,000	$45.04	12/04/2016

Martin O’Donoghue	17,000	(3)	0	$38.14	11/10/2013	3,350	(9)	$213,094
	25,000	(8)	0	$41.88	05/10/2014	4,000	(10)	$254,440
	0	(4)	9,000	$36.18	11/11/2011	5,700	(11)	$362,577
	10,000	(5)	20,000	$42.51	11/10/2012
	0	(6)	30,000	$45.04	12/04/2016

Sergio Piras	21,000	(3)	0	$38.14	11/10/2013	3,000	(9)	$190,830
	12,000	(4)	6,000	$36.18	11/11/2011	3,000	(10)	$190,830
	8,334	(5)	16,666	$42.51	11/10/2012	4,600	(11)	$292,606
	0	(6)	17,000	$45.30	12/04/2016

A. W. Homan	0	(4)	8,333	$36.18	11/11/2011	3,350	(9)	$213,094
	9,667	(5)	20,000	$42.51	11/10/2012	4,000	(10)	$254,440
	0	(6)	20,000	$45.04	12/04/2016	5,700	(11)	$362,577

(1)	Amounts shown are based on the closing per share price of the Company’s common stock on September 28, 2007, the last day of fiscal year 2007, which price was $63.61.

(2)	This stock option was granted on November 5, 2002, and vested in three equal installments over three years from that date.

(3)	This stock option was granted on November 10, 2003, and vested in three equal installments over three years from that date.

(4)	This stock option was granted on November 11, 2004, and vested in three equal installments over three years from that date.

(5)

This stock option was granted on November 10, 2005, and assuming continued employment vests in three equal installments over three years from that date (except in the event of termination of employment due to death, disability or qualifying retirement, in which case it will fully vest on such date that employment terminates).

(6)

This stock option was granted on December 4, 2006, and assuming continued employment vests in three equal installments over three years from that date (except in the event of termination of employment due to death, disability or qualifying retirement, in which case all such shares will vest on such the date that employment so terminates).

(7)	This stock option was granted on December 1, 2002, and vested in three equal installments over three years from that date.

(8)	This stock option was granted on May 10, 2004, and vested in three equal installments over three years from that date.

(9)	These restricted shares were granted on November 11, 2004, and vested in full on the third anniversary of that date (after the end of the fiscal year reported in this table).

(10)	These restricted shares were granted on November 10, 2005, and assuming continued employment vest in full on the third anniversary of that date.

(11)

These restricted shares were granted on December 4, 2006, and assuming continued employment vest in three equal installments over three years from that date (except in the event of termination of employment due to death, disability or qualifying retirement, in which case all such shares will vest on the date employment so terminates).

OPTIONS EXERCISED

The following table shows all stock options that were exercised and the aggregate value that was realized on those exercises by each of the named executive officers during fiscal year 2007 (which ended on September 28, 2007). No shares of restricted stock or similar instruments vested during fiscal year 2007.

Options Exercised and Stock Vested

Fiscal Year 2007

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Garry W. Rogerson	144,100	$4,219,608
G. Edward McClammy	101,454	$3,138,439
Martin O’Donoghue	21,000	$421,913
Sergio Piras	42,000	$1,003,058
A. W. Homan	150,000	$4,140,108

(1)

The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares acquired by exercise of the option.

PENSION BENEFITS

Except for Mr. Rogerson, none our named executive officers participates in any defined benefit or pension plan. Mr. Rogerson participates in the defined benefit (pension) plan described below only because of his employment with Varian, Ltd., our wholly-owned subsidiary in the U.K., from September 1979 to September 1983. The Varian Limited Pension & Life Assurance Plan, in which Mr. Rogerson is a deferred participant, provides for pension benefits payable to Mr. Rogerson upon reaching age 65. Pension benefits are based primarily on his compensation and years of creditable service with Varian Ltd., as specified in the Plan. The funding policy is consistent with requirements in the U.K.

Pension Benefits

Fiscal Year 2007

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Garry W. Rogerson	Varian Limited Pension & Life Assurance Plan	4	$46,556	$0
G. Edward McClammy	—	—	—	—
Martin O’Donoghue	—	—	—	—
Sergio Piras	—	—	—	—
A. W. Homan	—	—	—	—

(1)

Mr. Rogerson’s vested pension, payable upon reaching age 65, will be British Pounds (£) 2,517 per year. The present value of accumulated benefits is valued using assumptions consistent with those adopted for determining the pension scheme disclosures under FAS 87 (as discussed in Note 12 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2007, filed with the SEC on November 21, 2007), except that it allows for retirement at age 65. That present value was £22,600 as of the end of fiscal year 2007, which amount is converted to U.S. Dollars for purposes of this table using an exchange rate as of the last day of fiscal year 2007, which exchange rate was $2.06/£1.00.

NONQUALIFIED DEFERRED COMPENSATION

Except for Mr. Piras, all of our named executive officers participate in our Supplemental Retirement Plan (the “SRP”), which is an unfunded nonqualified defined contribution plan. All amounts contributed or credited to named executive officers’ SRP accounts (whether through their own deferrals or through Company contributions) are unfunded general obligations of the Company.

Participants in the SRP may voluntarily elect to defer (subject only to FICA tax) up to 15% of eligible earnings (salary and cash bonus compensation) to the SRP. Such elections are irrevocable for the tax year for which the election is made. The Company contributes/credits amounts to named executive officers’ SRP accounts based on when the executive officer reaches IRS limits on contributions to the Company’s qualified defined contribution (401(k)) Retirement Plan; no voluntary deferral or contribution is required to be made by the named executive officer to receive this Company contribution/credit. The Company credits interest quarterly to the named executive officer’s SRP accounts, at a rate equal to 120% of the applicable long-term federal rate, compounded quarterly, for the last month in the quarter for which interest is being credited.

Distributions under the SRP are generally not permitted until after termination of employment, although the Compensation Committee of the Board of Directors may, in its sole discretion, authorize earlier distributions in the event of an executive officer’s unforeseeable emergency or with a 6% penalty, but only for amounts contributed, deferred or earned prior to January 1, 2005 and otherwise in accordance with the SRP. Otherwise, with respect to amounts contributed, deferred or earned prior to January 1, 2005, distributions may not be made until after termination of employment, and then must be made lump-sum or in quarterly installments for up to five years, in the discretion of the Compensation Committee. With respect to amounts deferred, contributed or earned on or after January 1, 2005, distributions to the executive officer may not be made until six months after termination of employment, and then must be made lump-sum and otherwise in accordance with the SRP and Internal Revenue Code regulations under Section 409A of the American Jobs Creation Act of 2004.

As a senior executive of our wholly-owned subsidiary in Italy, Mr. Piras is covered under a national labor agreement (“CCNL”) for “Industrial Dirigenti” (industry executives) in Italy. Under this union agreement, Mr. Piras is required to contribute to a defined contribution plan in Italy (referred to as “Previndai”) an amount equal to approximately 4% of his base salary (up to a maximum of €6,000), most of which is on a tax-deferred basis, which contribution the Company is required to match. Mr. Piras may elect to contribute up to an additional 2% of his base salary and variable compensation (on an after-tax basis). The Previndai plan is administered by third-parties (appointed by Previndai’s governing board), and Mr. Piras chooses from available investment options how to invest his and the Company’s contributions to his Previndai plan account. Mr. Piras may receive distributions from his Previndai plan account only after his employment with the Company terminates and he ceases any other employment (i.e., he fully “retires”).

Under Italian law, the Company is also required (under a government-mandated program, referred to as “TFR”, for all Italy employees) to accrue and eventually pay to Mr. Piras a lump-sum amount when his employment terminates (regardless of the reason for that termination). The annual amount required to be accrued for Mr. Piras’ TFR is equal to his annual base salary plus annual cash bonus divided by 13.5. Under Italian law, Mr. Piras may elect to transfer all or a portion of his TFR entitlement to his Previndai plan account.

The following table shows voluntary participant deferrals, Company contributions/credits and interest credits to, and the fiscal year-end balances of, SRP accounts for each named executive officer other than Mr. Piras. The table shows Mr. Piras’ and the Company’s contributions to, and the fiscal year-end balances of, Mr. Piras’ Previndai plan account and TFR entitlement.

Nonqualified Deferred Compensation

Fiscal Year 2007

Name	Executive Contributions In Last FY ($)(1)	Registrant Contributions In Last FY ($)(2)		Aggregate Earnings In Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Garry W. Rogerson	—	$58,473		$13,428	$262,239
G. Edward McClammy	—	$23,260		$10,270	$188,880
Martin O’Donoghue	$11,113	$16,601		$5,728	$108,646
Sergio Piras	$7,710	$54,765	(5)	—	$595,393	(6)
A. W. Homan	—	$16,801		$6,816	$124,861

(1)	Amounts reported in this column are also reported in the Salary column of the Summary Compensation Table on page 32.

(2)	Amounts reported in this column are also reported in the All Other Compensation column of the Summary Compensation Table on page 32.

(3)

Amounts reported in this column are not considered under SEC disclosure rules as “above-market or preferential earnings”, and are therefore not included in the Summary Compensation Table on page 32. No amount is reported for Mr. Piras because the earnings within his Previndai plan account for the fiscal year are not determinable.

(4)	Amounts reported in this column were previously reported as compensation to the named executive officers in the Company’s Summary Compensation Tables for previous years.

(5)

Consists of $7,710 in Company contributions to Mr. Piras’ Previndai plan account and $47,055 accrued by the Company for Mr. Piras’ TFR entitlement ($26,940 of which Mr. Piras elected to transfer to his Previndai plan account). These amounts are converted from Euros to U.S. Dollars using an exchange rate on or about the time of each contribution and accrual (which exchange rates ranged from $1.26/€1.00 to $1.41/€1.00).

(6)	Consists of $367,571 for Mr. Piras’ Previndai plan account and $227,822 for Mr. Piras’ TFR entitlement.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The following table shows the potential payments and benefits that the Company would be obligated to make or provide upon termination of employment of each our named executive officers. For purposes of this table, it is assumed that each named executive officer’s employment terminated at the close of business on the last day of our fiscal year 2007 (i.e., on September 28, 2007). The amounts reported below do not include the pension or nonqualified deferred compensation distributions that would be made to the named executive officers following a termination of employment (for those amounts and descriptions, see the information provided under the headings Pension Benefits and Nonqualified Deferred Compensation beginning on page 38).

	Nature of Payment or Benefit	Termination by Company					Termination by Executive			Termination Following Change in Control(4)
Name		For Cause	Due to Reduction in Force(1)		For Any Other Reason(1)		Due to Voluntary Resignation(2)	Due to Qualifying Retirement(3)	Due to Disability or Death
Garry W. Rogerson	Severance	—	$339,231		—		—	—	—	$5,368,545
	Accelerated Bonuses(6)	—	$1,180,000		$1,180,000		—	$1,180,000	$1,180,000	$1,180,000
	Accelerated Equity(7)	—	$4,078,539		$4,078,539		—	$4,078,539	$5,446,154	$5,446,154
	Welfare Benefits(8)	—	—		—		—	—	—	$54,052
	Tax Gross-Up(9)	—	—		—		—	—	—	$1,685,602
	Total	—	$5,597,770		$5,258,539		—	$5,258,539	$6,626,154	$13,734,353

G. Edward McClammy	Severance	—	$51,714		—		—	—	—	$2,006,353
	Accelerated Bonuses(6)	—	—		—		—	$395,750	$395,750	$395,750
	Accelerated Equity(7)	—	—		—		—	$1,384,551	$1,852,085	$1,852,085
	Welfare Benefits(8)	—	—		—		—	—	—	$44,949
	Tax Gross-Up(9)	—	—		—		—	—	—	—
	Total	—	$51,714		—		—	$1,780,301	$2,247,835	$4,299,137

Martin O’Donoghue	Severance	—	$130,085		—		—	—	—	$1,754,408
	Accelerated Bonuses(6)	—	—		—		—	$349,064	$349,064	$349,064
	Accelerated Equity(7)	—	—		—		—	$1,588,547	$2,056,081	$2,056,081
	Welfare Benefits(8)	—	—		—		—	—	—	$29,277
	Tax Gross-Up(9)	—	—		—		—	—	—	$423,359
	Total	—	$130,085		—		—	$1,937,611	$2,405,145	$4,612,189

Sergio Piras(5)	Severance	—	$348,568	(10)	$348,568	(10)	—	—	—	$1,898,403
	Accelerated Bonuses(6)	—	$400,677		$400,677		—	$400,677	$400,677	$400,677
	Accelerated Equity(7)	—	$1,120,109		$1,120,109		—	$1,120,109	$1,501,769	$1,501,769
	Welfare Benefits(8)	—	—		—		—	—	—	$34,200
	Tax Gross-Up(9)	—	—		—		—	—	—	—
	Total	—	$1,869,354		$1,869,354		—	$1,520,786	$1,902,446	$3,835,049

A. W. Homan	Severance	—	$99,786		—		—	—	—	$1,720,623
	Accelerated Bonuses(6)	—	—		—		—	$337,543	$337,543	$337,543
	Accelerated Equity(7)	—	—		—		—	$1,384,551	$1,852,085	$1,852,085
	Welfare Benefits(8)	—	—		—		—	—	—	$31,804
	Tax Gross-Up(9)	—	—		—		—	—	—	—
	Total	—	$99,786		—		—	$1,722,094	$2,189,628	$3,942,055

(1)

Because Messrs. Rogerson and Piras are eligible for retirement (under the Company’s retirement policies for U.S. and Italy employees, respectively), they would be permitted to elect to retire if the Company terminated their employment for any reason other than for cause. For Messrs. McClammy, O’Donoghue and Homan, the severance amount shown is based on one week of base pay for each year of service, which is calculated in accordance with the Company’s discretionary “reduction in force” policy for all salaried (“exempt”) U.S. employees.

(2)	Because Messrs. Rogerson and Piras are eligible for retirement, a voluntary resignation would be treated as a retirement.

(3)	Messrs. McClammy, O’Donoghue and Homan were not eligible for retirement as of the last day of fiscal year 2007. Information is nonetheless provided as if they were.

(4)

See the narrative description below under the heading Change in Control Agreements. Those Change in Control Agreements were amended on November 8, 2007; in order to provide a more current disclosure, the narrative descriptions and the calculations provided in this table are based on those amended and restated Agreements, rather than the versions in effect on September 28, 2007.

(5)	The amounts reported for Mr. Piras are converted from Euros to U.S. Dollars using an exchange rate on the last day of fiscal year 2007, which exchange rate was $1.41/ €1.00.

(6)

In the event of a termination of employment due to retirement, disability or death, the full amount earned for any long-term cash bonus for a long-term performance period pending on the date the employment so terminates will be paid, but calculated on the basis of the actual results for that performance period (as determined by the Committee after the period); because actual results are not determinable, the amount reported for each executive officer is the aggregate of the targeted long-term cash bonuses for the fiscal years 2006-2008 and 2007-2009 long-term performance periods that were pending as of September 28, 2007.

(7)

Consists of the in-the-money value of unvested stock options and certain unvested restricted stock, in each case as of September 28, 2007 at the closing stock price on that date ($63.61). The value of accelerated stock options are thus calculated by multiplying the number of unvested shares subject to acceleration by the difference between the exercise price per share and the closing stock price on September 28, 2007; the value of accelerated restricted stock is calculated by multiplying the number of unvested shares subject to acceleration by the closing stock price on September 28, 2007.

(8)

An estimate of what the Company would pay in premiums for continued medical, dental, vision, disability and/or life insurance for two years following the termination of employment; does not include the portion of the premiums that the executive officer would be required to continue to pay and assumes that the executive officer does not commence substantially equivalent employment during those two years.

(9)

Reimbursement (by way of a tax “gross-up”) for a 20% excise tax that would be due under Section 4999 of the Internal Revenue Code of 1986 on a portion of the amounts reported under the column Termination Following Change in Control.

(10)

This amount is equal to 12 months of Mr. Piras’ base salary, which amount would be required (under the CCNL and Italian law) to be paid to Mr. Piras in lieu of 12 months’ notice of termination of his employment by the Company. Under the CCNL and Italian law, Mr. Piras may claim a termination of his employment by the Company is “unjustified” and petition an Italian labor court or arbitration panel to therefore order the Company to pay him an additional amount ranging from 14 months to 22 months of his base salary plus monthly variable compensation; whether Mr. Piras could successfully claim a termination is “unjustified” and if so the amount that a court or panel might order be paid to Mr. Piras cannot be determined.

Change in Control Agreements.     The Board of Directors has approved Change in Control Agreements (the “Agreements”) between the Company and the named executive officers which provide for the payment of specified compensation and benefits upon certain terminations of their employment following a change in control of the Company. A change in control of the Company is defined in each Agreement to occur if (a) any individual or group becomes the beneficial owner of 30% or more of the combined voting power of the Company’s outstanding securities, (b) “continuing directors” (defined as the directors of the Company as of the date of the Agreement and any successor to any such directors who was nominated by a majority of the directors in office at the time of his nomination or selection and who is not associated in any way with an individual or group who is a beneficial owner of more than 10% of the combined voting power of the Company’s outstanding securities) cease to constitute at least a majority of the Board of Directors, (c) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company in which the Company’s stockholders do not own more than 50% of the combined voting power of the Company or other corporation resulting from such transaction, or (d) all or substantially all of the Company’s assets are sold, liquidated or distributed. In their respective Agreements, the named executive officers agreed to not voluntarily leave the Company’s employ during a tender or exchange offer, proxy solicitation in opposition to the Board of Directors or other effort by any party to effect a change in control of the Company. This is intended to assure that management will continue to act in the best interests of the Company’s stockholders rather than be affected by personal uncertainties during any attempt to effect a change in control of the Company, and to enhance the Company’s ability to attract and retain executives.

Each Agreement provides that if within 18 months after a change in control the Company terminates the executive’s employment other than by reason of his death, disability, retirement or for cause, or the executive officer terminates his employment for “good reason,” the executive will receive a lump sum severance payment equal to 2.99 (in the case of Mr. Rogerson) or 2.5 (in the case of Messrs. McClammy, O’Donoghue, Piras and Homan) times the executive’s annual base salary and highest annual bonus paid to him in any of the three years ending prior to the date of termination. “Good reason” is defined in each Agreement as any of the following that occurs after a change in control of the Company: certain reductions in compensation; certain material changes in employee benefits and perquisites; a change in the site of employment; the Company’s failure to obtain the written assumption by its successor of the obligations set forth in the Agreement; attempted termination of employment on grounds insufficient to constitute a basis of termination for cause under the terms of the Agreement; or the Company’s failure to promptly make any payment required under the terms of the Agreement in the event of a dispute relating to employment termination. In the case of Mr. Rogerson, “good reason” is defined also to exist if he is not appointed as chief executive officer of the combined or acquiring entity. In the cases of Messrs. McClammy and Homan, “good reason” is defined also to exist if they are not given “an equivalent position” as defined in their Agreements. In the case of Messrs. O’Donoghue and Piras, “good reason” is defined also to exist if there is a material change in duties and a material reduction in authority and responsibility.

Each Agreement provides that upon termination or resignation under the circumstances described above, the executive officer be paid a pro rata portion of the targeted cash bonus for the fiscal year in which that termination or resignation occurs, and the full amount of any targeted cash bonus for a multi-year performance period not yet completed. Each Agreement also provides that all stock options granted by the Company become exercisable in full according to their terms; that restricted stock subject to vesting restrictions be released from all such restrictions; and that targeted performance shares for any outstanding performance period be vested and delivered. Each Agreement further provides that the executive officer will receive a continuation of all medical, dental, vision, disability and life insurance on the same terms as if he remained an employee (or equivalent benefits will be provided) until the earlier to occur of (a) commencement of substantially equivalent full-time employment with a new employer or (b) 24 months after the date of termination of employment with the Company.

Each Agreement provides that to the extent the named executive officer is a “specified employee” under final regulations issued under Section 409A of the Internal Revenue Code of 1986, any payment or benefit due to the executive officer will not, to extent subject to such Section 409A, be paid until six months and one day following the termination of the executive officer’s employment. Each Agreement also provides that in the event that any payments and benefits received by the executive officer from the Company subject that person to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, the executive officer will be entitled to receive an additional payment so as to place the executive officer in the same after-tax economic position as if such excise tax had not been imposed. The Agreement with Mr. McClammy also provides that a termination or resignation occurring under the circumstances described above will qualify as a “retirement” for purposes of the Company’s retirement-related benefits (i.e., group retiree medical insurance), even though he might not yet have reached the age and years of service otherwise required to be eligible for retirement-related benefits.

RELATED PARTY TRANSACTIONS

Related Party Transactions Policy and Procedures

Excluding compensation (whether cash, equity or otherwise), any related party transaction involving a Company director or executive officer must be reviewed and approved by the Audit Committee of the Board of Directors. Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. Related parties include any director or executive officer, certain stockholders and any of their “immediate family members” (as defined by SEC regulations). To identify any related party transaction, the Company requires each of director and executive officer to complete each year a questionnaire requiring disclosure of any transaction in which the director, executive officer or any immediate family member might have an interest and instructing each director and executive officer to immediately notify the Company’s General Counsel of any such transaction that arises subsequently during the year. In addition, the Board of Directors determines on an annual basis which of directors meet the definition of independent director under the rules of the Nasdaq Stock Market and reviews any director relationship that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

Certain Related Party Transactions

The Company’s Certificate of Incorporation and By-Laws contain provisions that limit the liability of directors and require the Company to indemnify directors and executive officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising out of their services to the Company. Under that Certificate of Incorporation, as permitted under the Delaware General Corporation Law, directors are not liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. In addition, the Company has entered into an indemnity agreement with each director and executive officer that provides for indemnification of the directors and executive officer against certain liabilities that may arise by reason of their status or service as a director or executive officer. The Company purchases insurance to cover claims or a portion of any claims made against its directors and executive officers.

These provisions and arrangements do not, however, affect liability for any breach of a director’s duty of loyalty to the Company or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived an improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Such limitation of liability also does not limit a director’s liability for violation of, or otherwise relieve our directors or executive officers from the necessity of complying with, federal and state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

Other than these indemnification arrangements and the compensation of directors and named executive officers as described elsewhere in this Proxy Statement, to the Company’s knowledge there has not been since the beginning of fiscal year 2007 and there is not currently proposed any transaction in which the Company was or is to be a participant, in which the amount involved exceeds $120,000 and in which any director, executive officer or 5% stockholder had or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT(1)

The primary purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the annual audits and quarterly reviews of the Company’s financial statements, as further detailed in the Committee’s Charter.

The Company’s management is responsible for the integrity of the Company’s financial statements, as well as its accounting and financial reporting process and internal controls for compliance with applicable accounting standards, laws and regulations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and expressing an opinion in its report on those financial statements, and for expressing an opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for monitoring and reviewing these processes, as well as the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee does not conduct auditing or accounting reviews or procedures. The Audit Committee has relied in undertaking its monitoring and review responsibilities, without independent verification, on management’s representation that the financial statements have been prepared with integrity and in conformity with generally accepted accounting procedures in the U.S. and on the independent registered public accounting firm’s representations included in its report on the Company’s financial statements and in its opinion on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee reviewed and discussed with management the Company’s audited financial statements for fiscal year 2007. The Committee discussed with the Company’s independent registered public accounting firm, PwC, the matters required to be discussed by the Codification of Statements on Auditing Standards 61, Communication with Audit Committees (as modified or supplemented). In addition, the Audit Committee received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with PwC its independence from the Company, and considered whether the providing of non-audit services to the Company by PwC is compatible with maintaining PwC’s independence.

Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2007.

Richard U. De Schutter (Chairman)	John G. McDonald
Wayne R. Moon	Elizabeth E. Tallett

(1)

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material”, “filed” or incorporated by reference into any filing by the Company with the Securities and Exchange Commission, except to the extent that the Company specifically incorporates that information by reference into a document filed under the Securities Act of 1993 or the Exchange Act of 1934.

COMPANY STOCK PRICE PERFORMANCE(1)

The following graph compares the cumulative total return of the Company’s common stock with the Standard & Poor’s MidCap 400 Index and an index comprised of public companies using SIC Code 3826 Laboratory Analytical Instruments (the “SIC Code 3826 Index”)(2). The comparison covers the period from the beginning of the Company’s fiscal year 2003 on September 30, 2002 (based on closing stock prices on the previous trading day) through the end of the Company’s fiscal year 2007 on September 28, 2007. The graph assumes that the value of the investment in the Company’s common stock and in each index on October 1, 2001 was $100, and assumes reinvestment of dividends. The comparisons in this graph are not intended to represent a forecast of possible future performance of the Company’s common stock or stockholder returns.

COMPARISON OF CUMULATIVE TOTAL RETURN BETWEEN THE COMPANY,

THE STANDARD & POOR’S MIDCAP 400 INDEX, AND

SIC CODE 3826 LABORATORY ANALYTICAL INSTRUMENTS INDEX

	September 27, 2002	October 3, 2003	October 1, 2004	September 30, 2005	September 29, 2006	September 28, 2007
Varian, Inc	$100.00	$115.38	$130.43	$117.33	$156.82	$217.47
Standard & Poor’s MidCap 400 Index	$100.00	$126.81	$149.07	$182.10	$194.05	$230.45
SIC Code 3826 Index	$100.00	$138.56	$157.56	$176.34	$200.77	$270.62

(1)

The information contained under this heading Company Stock Price Performance shall not be deemed to be “soliciting material”, “filed” or incorporated by reference into any filing by the Company with the Securities and Exchange Commission, except to the extent that the Company specifically incorporates that information by reference into a document filed under the Securities Act of 1993 or the Exchange Act of 1934.

(2)

Upon written request of a stockholder, the Company will provide a list of the companies comprising the SIC Code 3826 Index (which includes the Company). In accordance with SEC rules, the return of companies included in the SIC Code 3826 Index are weighted according to their respective market capitalizations at the beginning of each period for which a return is indicated.

By Order of the Board of Directors

A. W. Homan
Secretary

December 14, 2007

Palo Alto, California

Exhibit A

VARIAN, INC.

OMNIBUS STOCK PLAN

(as amended and restated effective November 8, 2007)

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1    Effective Date. The Plan, as amended and restated, is effective as of November 8, 2007, subject to the approval of the amended and restated Plan by a majority of the shares of the Company’s common stock which are present in person or by proxy and entitled to vote at the 2008 Annual Meeting of Stockholders of the Company.

1.2    Purpose of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating employees of the Company and its Affiliates and directors of the Company who are employees of neither the Company nor any Affiliate. The Plan is intended to permit the grant of Awards that qualify as performance-based compensation under section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1    “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2    “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3    “Award” means, individually or collectively, a grant under the Plan of Non-qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Stock Units, Performance Units or Performance Shares.

2.4    “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7    “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.8    “Company” means Varian, Inc., a Delaware corporation, or any successor thereto.

2.9    “Director” means any individual who is a member of the Board.

2.10    “Disability” means a permanent and total disability within the meaning of section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its sole discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

2.11    “EBIT” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest and taxes, determined in accordance with generally accepted accounting principles.

2.12    “EBITA” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest, taxes and acquisition-related intangible amortization, determined in accordance with generally accepted accounting principles.

2.13    “EBITDA” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles.

2.14    “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s diluted earnings per share, determined in accordance with generally accepted accounting principles.

2.15    “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.16    “Exchange Program” means a program established by the Committee under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (a) Awards with a lower Exercise Price, (b) a different type of Award, (c) cash, or (d) a combination of (a), (b) and/or (c). Notwithstanding the preceding, the term Exchange Program does not include any (i) program under which an outstanding Award is surrendered or cancelled in exchange for a different type of Award and/or cash having a total value equal to or less than the value of the surrendered or cancelled Award, nor (ii) action described in Section 4.3.

2.17    “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.18    “Fair Market Value” means the last quoted per share selling price for Shares on the relevant date, or if there were no sales on such date, the arithmetic mean of the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as determined by the Committee. Notwithstanding the preceding, for federal, state and local income tax reporting purposes, fair market value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.19    “Fiscal Year” means any fiscal year of the Company.

2.20    “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.21    “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of section 422 of the Code.

2.22    “Net Income” means as to any Performance Period, the Company’s or a business unit’s income after taxes, determined in accordance with generally accepted accounting principles.

2.23    “Non-employee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.24    “Non-qualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.25    “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s net cash provided by operating activities, determined in accordance with generally accepted accounting principles, less net capital expenditures.

2.26    “Option” means an Incentive Stock Option or a Non-qualified Stock Option.

2.27    “Participant” means an Employee who has been selected by the Committee for participation in the Plan or a Non-employee Director who has an outstanding Award.

2.28    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its sole discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) EBIT, (b) EBITA, (c) EBITDA, (d) Earnings Per Share, (e) Net Income, (f) Operating Cash Flow, (g) Return on Net Assets, (h) Return on Equity, (i) Return on Sales, (j) Revenue, and (k) Shareholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participant. “Determination Date” means the latest possible date that will not jeopardize an Award’s qualification as performance-based compensation under section 162(m) of the Code. Notwithstanding the previous sentence, for Awards not intended to qualify as performance-based compensation, “Determination Date” shall mean such date as the Committee may determine in its sole discretion.

2.29    “Performance Period” means any fiscal period not to exceed three consecutive Fiscal Years, as determined by the Committee in its sole discretion.

2.30    “Performance Share” means a Performance Share granted to a Participant pursuant to Section 8.

2.31    “Performance Unit” means a Performance Unit granted to a Participant pursuant to Section 8.

2.32    “Period of Restriction” means the period during which shares of Restricted Stock are subject to forfeiture and/or restrictions on transferability.

2.33    “Plan” means the Varian, Inc. Omnibus Stock Plan, as set forth in this instrument and as hereafter amended from time to time.

2.34    “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.35    “Retirement” means, with respect to any Participant, “Retirement” as defined pursuant to the Company’s or the Board’s Retirement Policies, as they may be established from time to time.

2.36    “Return on Net Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by the Company’s or business unit’s average net assets, determined in accordance with generally accepted accounting principles.

2.37    “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.38    “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT (after incentive compensation), divided by the Company’s or the business unit’s, as applicable, Revenue, determined in accordance with generally accepted accounting principles.

2.39    “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales, determined in accordance with generally accepted accounting principles.

2.40    “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

2.41    “Section 16 Person” means a person who, with respect to the Shares, is subject to section 16 of the 1934 Act.

2.42    “Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

2.43    “Shares” means shares of the Company’s common stock, $.01 par value.

2.44    “Stock Appreciation Right” or “SAR” means an Award, granted alone, in connection or in tandem with a related Option, that pursuant to Section 6 is designated as a SAR.

2.45    “Stock Unit” means a bookkeeping entry initially representing an amount equal to the Fair Market Value of one Share. Stock Units represent an unfunded and unsecured obligation of the Company.

2.46    “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.47    “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; and (b) in the case of a Non-employee Director, a cessation of the Non-employee Director’s service on the Board for any reason.

SECTION 3

ADMINISTRATION

3.1    The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, and (b) an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

3.2    Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and shall be granted Awards, (b) prescribe the terms and conditions of the Awards (other than the Options granted to Non-employee Directors pursuant to Section 9), (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Notwithstanding any contrary provision of the Plan, the Committee may reduce the amount payable under any Award (other than an Option) after the grant of such Award. Notwithstanding the preceding, the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of the stockholders of the Company.

3.3    Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, (b) in any way which would jeopardize the Plan’s qualification under Rule 16b-3, or (c) with respect to awards which are intended to qualify as performance-based compensation under section 162(m) of the Code.

3.4    Non-employee Directors. Notwithstanding any contrary provision of this Section 3, the Board shall administer Section 9 of the Plan, and the Committee shall exercise no discretion with respect to Section 9. In the Board’s administration of Section 9 and the Options and any Shares granted to Non-employee Directors, the Board shall have all of the authority and discretion otherwise granted to the Committee with respect to the administration of the Plan.

3.5    Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1    Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for issuance under the Plan shall not exceed 10,200,000, plus such number of Shares as were issued pursuant to substitute Options under Sections 5.3.3 and 9.3 in connection with the distribution of Shares to the stockholders of Varian Associates, Inc. Shares issued under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2    Lapsed Awards. If an Award terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available to be the subject of an Award, unless otherwise determined by the Committee.

4.3    Adjustments in Awards and Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares (or cash or other property) that may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limit of Sections 5.1, 6.1, 7.1 and 8.1 in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such Awards. In the case of Options granted to Non-employee Directors pursuant to Section 9, the foregoing adjustments shall be made by the Board, and any such adjustments also shall apply to the future grants provided by Section 9. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 500,000 Shares. The Committee may grant Incentive Stock Options, Non-qualified Stock Options, or a combination thereof.

5.2    Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its sole discretion, shall determine. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Non-qualified Stock Option.

5.3    Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1    Non-qualified Stock Options. In the case of a Non-qualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2    Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3    Substitute Options. Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

5.4    Expiration of Options.

5.4.1    Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

(a)    The expiration of ten (10) years from the Grant Date; or

(b)    The expiration of three (3) months from the date of the Participant’s Termination of Service for a reason other than the Participant’s death, Disability or Retirement; or

(c)    The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of Disability; or

(d)    The expiration of three (3) years from the date of the Participant’s Retirement (subject to Section 5.8.2 regarding Incentive Stock Options); or

(e)    The date of the Participant’s Termination of Service by the Company for cause (as determined by the Company); or

(f)    The date for termination of the Option determined by the Committee in its sole discretion and set forth in the written Award Agreement.

5.4.2    Death of Participant. Notwithstanding Section 5.4.1, if a Participant who is an Employee dies prior to the expiration of his or her Options, his or her Options shall be exercisable until the expiration of three (3) years after the date of death.

5.4.3    Committee Discretion. Subject to the limits of Sections 5.4.1 and 5.4.2, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted and before such Option expires, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options). Unless otherwise expressly determined by the Committee, any extension of the term of any Option shall comply with Section 409A of the Code.

5.5    Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option. If a Participant dies while an Employee, the exercisability of his or her Options shall be fully accelerated to the date of Termination of Service.

5.6    Payment. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

5.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8    Certain Additional Provisions for Incentive Stock Options.

5.8.1    Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2    Termination of Service. If any portion of an Incentive Stock Option is exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death (unless (a) the Participant dies during such three-month period, and (b) the Award Agreement or the Committee permits later exercise), the portion so exercised shall be deemed a Non-qualified Stock Option.

5.8.3    Company and Subsidiaries Only. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4    Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Employees at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 500,000 Shares.

6.2    Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of an SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.3    SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.4    Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.5    Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    The difference between the Fair Market Value of a Share on the date of exercise (or as specified in the Award Agreement) over the exercise price; times

(b)    The number of Shares with respect to which the SAR is exercised.

6.6    Payment Upon Exercise of SAR. At the sole discretion of the Committee, payment for a SAR may be in cash, Shares or a combination thereof.

SECTION 7

RESTRICTED STOCK

7.1    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that pursuant to the Plan no more than 850,000 Shares in the aggregate may be (a) granted as Restricted Stock, and (b) issued pursuant to Performance Units, Performance Shares and Stock Units.

7.2    Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, any price to be paid for the Shares, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3    Transferability. Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4    Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1    General Restrictions. The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, business unit or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its sole discretion.

7.4.2    Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under section 162(m) of the Code, the Committee, in its sole discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3    Legend on Certificates. The Committee, in its sole discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Varian, Inc. Omnibus Stock Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Varian, Inc.”

7.5    Removal of Restrictions. Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its sole discretion, may accelerate the time at which any restrictions shall lapse, and remove any restrictions. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

7.6    Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.7    Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8    Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS, PERFORMANCE SHARES AND STOCK UNITS

8.1    Grant of Performance Units, Performance Shares and Stock Units. Performance Units, Performance Shares and Stock Units may be granted to Employees at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units, Performance Shares and Stock Units granted to any Participant, provided that pursuant to the Plan no more than 850,000 Shares in the aggregate may be (a) issued pursuant to Performance Units, Performance Shares and Stock Units, and (b) granted as Restricted Stock.

8.2    Initial Value. Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date, provided that such value shall not exceed the Fair Market Value of a Share on the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.3    Performance Objectives and Other Terms. The Committee, in its sole discretion, shall set performance objectives and/or other vesting criteria which, depending on the extent to which they are met or satisfied, will determine the number or value of Performance Units, Performance Shares or Stock Units that will be paid out to the Participants. The Committee may set performance objectives or other vesting criteria based upon the achievement of Company-wide, business unit, or individual goals, or any other basis (including continued employment) determined by the Committee in its sole discretion. The time period during which performance objectives must be met shall be called the “Performance Period.” Each Award of Performance Units, Performance Shares or Stock Units shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1    General Performance Objectives. The Committee may set performance objectives based upon the achievement of Company-wide, business unit or individual goals, or any other basis determined by the Committee in its sole discretion.

8.3.2    Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units, Performance Shares or Stock Units as “performance-based compensation” under section 162(m) of the Code, the Committee, in its sole discretion, may determine that the performance objectives applicable to Performance Units, Performance Shares or Stock Units shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units, Performance Shares or Stock Units to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Performance Units, Performance Shares or Stock Units which are intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units, Performance Shares or Stock Units under section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4    Earning of Performance Units, Performance Shares and Stock Units. After the applicable Performance Period has ended, the Participant shall be entitled to receive a payout of the number of Performance Units, Performance Shares or Stock Units earned during the Performance Period, depending upon the extent to which the applicable performance objectives have been achieved. After the grant of a Performance Unit, Performance Share or Stock Unit, the Committee, in its sole discretion, may reduce or waive any performance objectives for the Award.

8.5    Terms of Stock Units.

8.5.1    Award Agreement. Each Award of a Stock Unit shall be evidenced by an Award Agreement (satisfactory to the Committee), which shall be executed by the Participant and the Company.

8.5.2    Vesting. Each Award of a Stock Unit shall vest upon the Participant’s Termination of Service.

8.5.3    Dividends and Other Distributions. Any dividends or other distributions paid on the Shares underlying an Award of Stock Units shall be deemed reinvested in Stock Units (the “Dividend Stock Units”). Dividend Stock Units shall be subject to the same terms and conditions as the underlying Award, including any deferral election made pursuant to Section 8.7.

8.6    Form and Timing of Payment.

8.6.1    Performance Shares and Units. Payment of earned Performance Units or Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period or satisfaction of any other vesting criteria. The Committee, in its sole discretion, may pay such earned Awards in cash, Shares or a combination thereof.

8.6.2    Stock Units. Payment of Stock Units shall be made by issuance of Shares as soon as administratively practicable following an individual’s Termination of Service. Notwithstanding the preceding, a Participant may, at the sole discretion of, and in accordance with rules established by the Committee, elect to defer delivery of the proceeds of an Award of Stock Units. A Participant’s election as provided in the preceding sentence shall be irrevocable and shall comply will all applicable provisions of the Code (including, but not by way of limitation, Section 409A).

8.7    Cancellation. On the date set forth in the Award Agreement, all unearned or unvested Performance Units, Performance Shares or Stock Unit shall be forfeited to the Company, and again shall be available for grant under the Plan.

8.8    Elections by Participants. At the sole discretion of the Committee, and pursuant to such procedures as the Committee (in its sole discretion) may adopt from time to time, each Participant may elect to forego receipt of all or a portion of cash compensation otherwise due to the Participant in exchange for Shares and/or Stock Units. The number of Shares and/or Stock Units received by a Participant shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Participant, rounded up to the nearest whole number of Shares.

SECTION 9

NON-EMPLOYEE DIRECTORS

9.1    Granting of Options.

9.1.1    Non-employee Directors. Each Non-employee Director (including a Non-Employee Chairman of the Board) shall be granted an Option to purchase 10,000 Shares (an “Initial Grant”) on the date of the Non-employee Director’s appointment or election as a Non-employee Director. Thereafter, for so long as the Non-employee Director serves as such, he or she annually shall be granted an Option for an additional 4,000 Shares (each a “Subsequent Grant”). Each such Subsequent Grant shall be made on the first business day after each Annual Meeting of Stockholders occurring after the date of the Initial Grant or previous Subsequent Grant, but only if the Non-employee Director has continuously served as such through the Grant Date.

9.1.2    Chairman. Each Chairman of the Company who is a Non-employee Director shall be granted an Option to purchase 20,000 Shares (an “Initial Chairman’s Grant”) on the date such individual becomes Chairman.

9.2    Terms of Options.

9.2.1    Option Agreement. Each Option granted pursuant to this Section 9 shall be evidenced by a written stock option agreement which shall be executed by the Non-employee Director and the Company.

9.2.2    Exercise Price. The Exercise Price for the Shares subject to each Option granted pursuant to this Section 9 shall be one hundred percent (100%) of the Fair Market Value of such Shares on the Grant Date.

9.2.3    Exercisability. Each Initial Grant and Initial Chairman’s Grant shall vest and become exercisable in three equal installments over three years from the Grant Date, assuming continued service as a Director. Each Subsequent Grant shall be fully exercisable on the Grant Date.

9.2.4    Expiration of Options. Each Option shall terminate upon the first to occur of the following events:

(a)    The expiration of ten (10) years from the Grant Date; or

(b)    The expiration of three (3) years from the date of the Non-employee Director’s Termination of Service as a result of death, Disability, resignation prior to completion of the Director’s term as a Director, or completion of the Director’s term.

(c)    The expiration of one (1) month from the date of the Non-employee Director’s Termination of Service for a reason other than death, Disability, resignation prior to completion of the Director’s term as a Director, or completion of the Director’s term.

9.2.5    Death of Director. Notwithstanding Section 9.2.4, if a Non-employee Director dies prior to the expiration of his or her options in accordance with Section 9.2.4, his or her options shall terminate three (3) years after the date of his or her death.

9.2.6    Not Incentive Stock Options. Options granted pursuant to this Section 9 shall not be designated as Incentive Stock Options.

9.2.7    Other Terms. All provisions of the Plan not inconsistent with this Section 9 shall apply to Options granted to Non-employee Directors; provided, however, that Section 5.2 (relating to the Committee’s discretion to set the terms and conditions of Options) shall be inapplicable with respect to Non-employee Directors.

9.3    Grant of Stock Units. On the first business day after each Annual Meeting of Stockholders, each individual then serving as a Non-employee Director shall be granted Stock Units with an initial value of $45,000, rounded up to the nearest whole number of Shares.

9.4    Terms of Stock Units.

9.4.1    Award Agreement. Each Award granted pursuant to Section 9.3 shall be evidenced by an Award Agreement (satisfactory to the Board), which shall be executed by the Non-Employee Director and the Company.

9.4.2    Vesting. Each Award granted pursuant to Section 9.3 shall vest upon the Non-Employee Director’s Termination of Service.

9.4.3    Dividends and Other Distributions. Any dividends or other distributions paid on the Shares underlying an Award granted under Section 9.3 shall be deemed reinvested in Stock Units (the “Dividend Stock Units”). Dividend Stock Units shall be subject to the same terms and conditions as the underlying Award, including any deferral election made pursuant to Section 9.4.4.

9.4.4    Form and Timing of Payment. Payment of Stock Units shall be made by issuance of Shares as soon as administratively practicable following an individual’s Termination of Service.

Notwithstanding the preceding, a Non-employee Director may, at the sole discretion of, and in accordance with rules established by the Board, elect to defer delivery of the proceeds of an Award of Stock Units granted pursuant to Section 9.3. A Non-employee Director’s election as provided in the preceding sentence shall be irrevocable and shall comply with all applicable provisions of the Code (including, but not by way of limitation, Section 409A).

9.5    Substitute Options. Notwithstanding the provisions of Section 9.2.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Non-employee Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

9.6    Discretion to Adjust Awards. The Board (in its sole discretion) may reduce the size of any Award that would otherwise be made under Sections 9.1 or 9.3, at any time before such Award is made.

9.7    Elections by Non-employee Directors. Pursuant to such procedures as the Board (in its sole discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair fees, meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for Shares and/or Stock Units. The number of Shares and/or Stock Units received by any Non-employee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. Unless otherwise expressly determined by the Committee, the rules and procedures for any deferral elections and deferrals under this Section 9.6 shall be designed to comply with Section 409A of the Code.

SECTION 10

MISCELLANEOUS

10.1    No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

10.2    Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3    Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.4    Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

10.5    Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.6    Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.5. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.

10.7    No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.8    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Committee (in its sole discretion), the Participant’s Award may, in the Committee’s sole discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award.

10.9    Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount which the Committee determines, not to exceed the amount determined by using the maximum federal, state, local and foreign jurisdiction marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

10.10    Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. Unless otherwise expressly determined by the Committee, the rules and procedures for any deferral elections and deferrals under this Section 10.10 shall be designed to comply with Section 409A of the Code.

SECTION 11

AMENDMENT, TERMINATION AND DURATION

11.1    Amendment, Suspension or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

11.2    Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 11.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after November 7, 2017.

SECTION 12

LEGAL CONSTRUCTION

12.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4    Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

12.5    Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, Varian, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

VARIAN, INC.

Dated: November 8, 2007	By:	/s/ A. W. Homan
	Name:	A. W. Homan
	Title:	Senior Vice President, General Counsel and Secretary

VARIAN, INC. ATTN: TREASURER 3120 HANSEN WAY PALO ALTO, CA 94304

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Varian, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Varian, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	VARIAN	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VARIAN, INC.

The Board of Directors Recommends a vote “FOR” each of the Director Nominees Listed Below.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Proposal 1 -	To elect as directors the following nominees:

	Nominees:	01) Garry W. Rogerson 02) Elizabeth E. Tallett	☐	☐	☐

The Board of Directors Recommends a vote “FOR” Proposal 2 and “FOR” Proposal 3.		For	Against	Abstain

Proposal 2 -	To ratify the appointment of PricewaterhouseCoopers LLP as Varian, Inc.’s independent registered public accounting firm for fiscal year 2008.	☐	☐	☐

Proposal 3 -	To approve the amended and restated Varian, Inc. Omnibus Stock Plan.	☐	☐	☐

Please sign exactly as name appears on the stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should so indicate and insert their titles.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

VARIAN, INC.

ANNUAL MEETING OF STOCKHOLDERS

January 31, 2008

6:00 P.M.

3120 Hansen Way

Palo Alto, California

Varian, Inc. is easily accessible from Highway 101 and from Interstate 280.

•         From Highway 101, exit Embarcadero Road/Oregon Expressway. Follow Oregon Expressway (which becomes Page Mill Road after it crosses El Camino Real). At the second light past El Camino Real, make a left turn onto Hansen Way. Varian, Inc. is located on the right.

•         From Interstate 280, exit Page Mill Road EAST. Follow Page Mill Road for a few miles until it crosses Hanover Street. At the first light past Hanover Street, make a right turn onto Hansen Way. Varian, Inc. is located on the right.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

P R O X Y

VARIAN, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – JANUARY 31, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Varian, Inc. hereby constitutes and appoints Allen J. Lauer and Arthur W. Homan, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, to vote all of the shares of Common Stock of Varian, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders of Varian, Inc., to be held at the principal executive offices of Varian, Inc. at 3120 Hansen Way, Palo Alto, California, on January 31, 2008, at 6:00 p.m., local time, and at any adjournment thereof.

Unless a contrary instruction is provided, this Proxy will be voted FOR the listed nominees for Class III directors, FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP, FOR approval of the amended and restated Omnibus Stock Plan and in accordance with the judgment of the proxies as to the best interests of the Company on such other business as may properly come before the Annual Meeting or any adjournment thereof. If specific instructions are provided on the reverse side, this Proxy will be voted in accordance therewith.

Address Changes/Comments:

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE
(Continued and to be Signed on Reverse Side)	SEE REVERSE SIDE